MASTER AGREEMENT

DATED 26 OCTOBER 2011

relating to

MULTI-COUNTRY RECEIVABLES PURCHASE FACILITIES

For various subsidiaries of

GREAT LAKES HOLDING (EUROPE) AG

provided by

GE FACTOFRANCE
as Purchaser

Allen & Overy LLP

0076344-0000043 PA:7438538.9

Schedule

1.	Obligors		69
	Part 1	Originators	69
	Part 2	Guarantors	70
2.	Conditions Precedent to the Start Date		71
	Part 1	General Conditions Precedent	71
	Part 2	Conditions Precedent regarding the Parent	72
	Part 3	Conditions Precedent regarding the English Originator	74
	Part 4	Conditions Precedent regarding the French Originator	77
	Part 5	Conditions Precedent regarding the German Originator	80
	Part 6	Conditions Precedent regarding the Swiss Originator	82
	Part 7	Conditions Precedent to the Additional Start Date relating to the Italian Originator	85
3.	Voluntary Termination Notice		87
4.	Form of Obligor Accession Deed		88
5.	List of Countries		89
6.	Value dates relating to payments made from a Current Account or to an Offset and Adjustment Account		91

Signatories			92

THIS AGREEMENT is dated 26 October 2011

BETWEEN:

(1)
GREAT LAKES HOLDING (EUROPE) AG, a company incorporated under the laws of Switzerland, whose registered office is located at Bahnhofplatz 65, 8500 Frauenfeld, Switzerland, registered with the commercial register of the Canton Thurgovie under number CH-440.3.012.419-3 (the Parent);

(2)	THE COMPANIES listed in Part 1 of Schedule 1 as the Originators;

(3)	THE COMPANIES listed in Part 2 of Schedule 1 as the Guarantors;

(4)
GE FACTOFRANCE S.A.S., a company incorporated under the laws of France as a société par actions simplifiée, whose registered office is located at Tour Facto, 18, rue Hoche, 92988 Paris-La Défense Cedex, France, registered with the Trade and Companies Registry (Registre du Commerce et des Sociétés) of Nanterre under number 063 802 466 as provider of the Facilities (the Purchaser).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Background

(a)	The Purchaser and the Originators are to enter into several Receivables Purchase Agreements relating to the provision of the Facilities as set out in Clause 2.1 (Facilities).

(b)
The Parties enter into this Agreement in order to regulate the terms and conditions applicable to all the Receivables Purchase Agreements (to the extent set out in this Agreement) and to govern certain other matters in relation to the provision of the Facilities.

1.2	Definitions

In this Agreement:

Account Bank means each of the banks in the books of which a Collection Account is opened, the name of which is set out in the schedule entitled "Collection Accounts" of the relevant Receivables Purchase Agreement or such other bank as determined in accordance with the Facility Documents.

Accounting Date means each 31 December unless modified by an Obligor with the consent of the Purchaser.

Accounting Period means a period of one year, six months, three months or one month ending, in the case of each one year, six months and three months period, on a date on which Accounts are required to be prepared under this Agreement.

Accounting Principles means the generally accepted accounting principles in the jurisdiction of incorporation of the Parent or the relevant Originator.

Accounting Records means in respect of an Obligor, all books, ledgers and records of any kind and in any medium relating to its business or financial position and to all purchases and sales made by it.

Accounts means each set of financial statements required to be prepared by the Parent or any other Obligor and delivered to the Purchaser pursuant to this Agreement.

Additional Facility means any Facility granted to an Additional Originator.

Additional Guarantor means a member of the Group that becomes a Guarantor on or after the date of this Agreement in accordance with Clause 21.4 (Additional Obligor).

Additional Obligor means an Additional Originator or an Additional Guarantor.

Additional Originator means a person which becomes an Originator on or after the date of this Agreement in accordance with Clause 21.4 (Additional Obligor).

Additional Start Date means, in relation to an Additional Originator, the later of:

(a)	the date on which the Purchaser gives the notification referred to in Clause 3.1 (Conditions precedent to the Start Date); and

(b)	the date on which the Purchaser gives the notification referred to in Clause 3.2 (Originator specific conditions precedent) in respect of such Additional Originator's Facility.

Affiliate means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.

Applicable Accounting Standards means the international financial reporting standards as adopted by the European Union, or US GAAP, or, if different, the Accounting Principles for the relevant Obligor.

Applicable Rate means, in respect of each Originator, the Applicable Rate as defined in the relevant Receivables Purchase Agreement.

Approved Credit Insurer means a Credit Insurer:

(a)
which is an internationally recognised provider of credit insurance (provided that Coface and Euler Hermes will be considered as internationally recognised providers of credit insurance for such purpose) located and primarily active on the credit insurance market of the European Union, the United States and Canada;

(b)
whose long term, unguaranteed, unsecured and unsubordinated debt obligations are rated at least "A-" by Standard & Poor's Rating Services, a division of the McGraw-Hill Companies Inc., or "A3" by Moody's Investors Services Limited;

(c)	which is capable of, and agrees to, enter into a credit insurance governed by French Law; and

(d)	which is capable of making electronic data transfers with the Purchaser.

Approved Currency means Euro, Pound Sterling, Swiss Francs, US Dollar, Japanese Yen and any other currency that is freely tradable and exchangeable and agreed in writing by the Purchaser.

Approved Territory means (i) each country of the European Union (ii) each of the countries referred to in the list set out in Schedule 5 (List of Countries), and (iii) any other country to the extent approved in writing by the Purchaser.

Auditors means KPMG or such other firm of independent public accountants of international standing which may be appointed by the Parent as its auditors in compliance with Clause 10.3 (Auditors).

Base Currency means Euro.

Base Currency Amount means, in relation to an amount expressed or denominated in any currency other than the Base Currency, the equivalent of that amount in the Base Currency converted at the Spot Rate of Exchange on the date of the relevant calculation and, in relation to an amount expressed or denominated in the Base Currency, such amount.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Paris and London; and

(a)	if on that day a payment in or a purchase of a currency (other than Euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of Euro is to be made, which is also a TARGET Day.

Centre of Main Interests means the centre of main interests of an Obligor for the purpose of Council Regulation (EC) No. 1346/2000 of 29 May 2000.

Change of Law means any change after the date of this Agreement in legislation (primary or delegated), the interpretation of legislation on the basis of case law, the terms of any applicable double taxation treaty, the general published practice of any authority or body having the power or authority to levy or administer Tax, or any increase in the rates of Tax.

Charge over Debts and Collection Accounts means each charge over debts and collection accounts entered into between the Purchaser and the English Originator respectively on the date hereof.

Chemtura Corporation means Chemtura Corporation, a company incorporated in Delaware having its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Chemtura Corporation Group means Chemtura Corporation and all its Subsidiaries from time to time.

Collection Account Procedures means the procedures relating to the collection and cash application of Debts put in place by each Originator as described in the documents to be remitted to the Purchaser in accordance with Paragraph 3 (e) of Part 1 of Schedule 2 (Conditions precedent to the Start Date).

Confidential Information means any information belonging or relating to any Party or its Affiliates, their business or activities which is exchanged in respect of the transactions contemplated under the Facility Documents or due to its character or nature would be treated by a reasonable person in like circumstances as confidential, but excludes information that is or becomes public knowledge other than as a direct or indirect result of any breach of this Agreement or of any confidentiality undertaking.

Credit and Collection Procedures shall have in respect of an Originator the meaning given to that term in the relevant Receivables Purchase Agreement (as such Credit and Collection Procedure may be amended, superseded or updated from time to time with the prior approval of the Purchaser (acting reasonably)).

Credit Insurance means any credit insurance subscribed with an Approved Credit Insurer pursuant to which the Purchaser will receive the Base Currency Amount of Transferred Debts insured thereunder if a Debtor Insolvency occurs in respect of the relevant Debtor.

Current Account has the meaning given to such term under any Receivables Purchase Agreement.

Data Protection Regulations means the French law entitled "Loi relative à l'informatique, aux fichiers et aux libertés" dated 6 January 1978, the English Data Protection Act 1998, the German Data Protection Act (“Bundesdatenschutzgesetz”) or any analogous applicable laws or regulations as amended from time to time.

Debt has the meaning given to such term under any Receivables Purchase Agreement.

Default means:

(a)	an Event of Default; or

(b)	an event or circumstance which would be (with the expiry of a grace period, the giving of notice, the making of any determination or any combination of them) an Event of Default.

Default Related Matters shall have the meaning given to that term in Clause 10.5 (Notification of Default and Default Related Matters) of the Agreement.

Dilution Percentage shall have the meaning given to that term in the relevant Receivables Purchase Agreement.

Discharge Date means the date on which the Purchaser is satisfied that all present and future sums, obligations or liabilities from time to time due, owing or incurred (actually or contingently and including all actual or contingent rights of recourse) of any Obligor to the Purchaser under or in connection with the Facility Documents have been irrevocably paid and discharged and all Facilities have been cancelled.

EEA means the European Economic Area, which is the area the subject of the Treaty of Oporto signed on 2 May 1992 as from time to time amended between members of the European Union and certain members of the European Free Trade Association.

Electronic Data means all information provided via the internet or any other form of electronic communication pursuant to the Facility Documents.

English Originator means Chemtura Sales UK Limited, a company registered in England and Wales under number 03447394 and whose registered office is located at Accounts Department, Tenax Road, Trafford Park, Manchester M17 1WT, United Kingdom.

EURIBOR means in respect of any amount or rate on any day:

(a)	the applicable Screen Rate on such day applicable to a three month term; or

(b)
if no Screen Rate is available for that term, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Purchaser at its request, quoted the Reference Banks to leading banks in the European interbank market, at such time as is customary for fixing the rate applicable to such term for the offering of deposits in Euro for a period comparable to that term.

Euro or € means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 12 (Default).

Existing Credit Facility Agreements means the Senior Secured Term Facility Credit Agreement and the Senior Secured Revolving Facility Credit Agreement.

Existing Indenture means the indenture dated as of 27 August 2010 and made between Chemtura Corporation as issuer and US Bank National Association as trustee in respect of the 7.875% senior notes due 2018.

Facility means each receivables purchase facility made available by the Purchaser to each Originator pursuant to this Agreement and documented by a Receivables Purchase Agreement (and when prefixed by English, French, German, Italian or Swiss means such Facility as is provided under the English, French, German, Italian or Swiss Receivables Purchase Agreement (as applicable)).

Facility Documents means:

(a)	this Agreement;

(b)	all Receivables Purchase Agreements;

(c)	all Requests;

(d)	all Invoice Reports;

(e)	all Transfer Documents;

(f)	any Obligor Accession Deed;

(g)	all Security Documents;

(h)	the Fee Letter;

(i)	any Total Facility Limit Amendment Letter; and

(j)	any other document designated as such in writing by the Parent and the Purchaser.

Facility Office means the office through which the Purchaser will perform its obligations, and to which payments for its account should be made, under the Facility Documents.

Fee Letter means the letter between the Purchaser and the Parent dated on the date of this Agreement setting out the amount of the Arrangement Fee and of the Commitment Fee payable by the Parent.

Financial Indebtedness means any indebtedness for or in respect of (without double counting):

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Applicable Accounting Standards, be treated as a finance or capital lease (but not including liabilities under operating leases which would not be treated, in accordance with the IFRS, as a finance or capital lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing in accordance with IFRS;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

French Originator means Chemtura Sales France SAS, a company incorporated under the laws of France as a société par actions simplifiée, whose registered office is located at Chemin du Trou Bleuet, 60840 Catenoy, France, registered with the Commerce and Companies Registry (Registre du commerce et des sociétés) of Beauvais under number 422 401 711.

Funding shall have the meaning given to that term in each Receivables Purchase Agreement.

German Originator means Chemtura Sales Germany GmbH, a company incorporated under the laws of the Federal Republic of Germany, whose registered office is located at Teplitzer Straße 14-16, 84478 Waldkraiburg, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Traunstein under registration number HRB 16949.

Group means the Parent and all its Subsidiaries from time to time.

Guarantor means each person listed in Part 2 of Schedule 1 as a Guarantor and each Additional Guarantor.

Holding Company means, in respect of an entity, a company of which such entity is a Subsidiary.

IFRS means the international financial reporting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on the Purchaser's (or any of its Affiliates) overall capital; or

(c)	a reduction of an amount due and payable under any Facility Document,

which is incurred or suffered by the Purchaser or any of its Affiliates but only to the extent attributable to the Purchaser having entered into any commitment to make the Facilities available or funding, maintaining or performing its obligations under any Facility Document.

Initial Facilities means the Facilities granted to the English Originator, the German Originator the French Originator and the Swiss Originator on the Start Date.

InsO means the German Insolvency Code (Insolvenzordnung).

Insolvency Condition means in respect of any person that (whether or not any Insolvency Proceeding or Insolvency Steps have occurred or been commenced in respect of any such person) any of the following are applicable:

(a)
it is, or is deemed for the purposes of any applicable law, to be over-indebted, unable to pay its debts as they fall due, insolvent or (but for the case of the German Originator) its inability to pay its debts is imminent; or

(b)	it admits its insolvency or its inability to pay its debts as they fall due; or

(c)	it suspends making payments on any of its debts or announces an intention to do so; or

(d)	a moratorium is declared or instituted in respect of any of its indebtedness;

(e)	the management of such person is required by law to file for insolvency;

(f)
any competent court takes action as set out in section 21 InsO unless the filing for insolvency triggering such measures is made by a third party, is frivolous or vexatious and is discharged, stayed or dismissed within 8 Business Days of commencement; or

(g)	it is in a state of crisis for the purposes of article 182-bis (accordi di ristrutturazione dei debiti) of the Italian Insolvency Act;

Insolvency Proceeding means, in respect of any person, any of the following:

(a)
in relation to an individual - bankruptcy, insolvency or sequestration or the creation of any trust for the benefit of creditors or any analogous event under the law of the jurisdiction applicable to that person;

(b)
in relation to a company - (i) a resolution for voluntary winding up by reason of insolvency, (ii) a winding up order, (iii) a resolution by its members or directors to apply for an administration order, (iv) the appointment of a liquidator, administrator, a provisional or interim administrator, a receiver (in each case whether in or out of court) or an administrative receiver or any trustee, custodian or court appointed monitor of any of its assets or income or (v) any analogous event under the law of the jurisdiction applicable to that person;

(c)
in relation to a partnership - its bankruptcy, insolvency, winding up or an administration order or the bankruptcy of any partner or any analogous event under the law of the jurisdiction applicable to that person;

(d)	in relation to any person:

(i)	any composition with, or general assignment for the benefit of, creditors or entry into a voluntary arrangement or any other formal or informal arrangement generally for the benefit of creditors;

(ii)	any foreclosure, execution or enforcement of any Security Interest over any assets of such person or any analogous event under the law of the jurisdiction applicable to that person; or

(iii)
any expropriation, attachment, sequestration, distress or execution (or any enforcement proceedings provided for in French law no. 90-165 of 9 July 1991) which affects any asset or assets of such person;

(e)	additionally, in France whether or not prefixed French (but without limitation to the other paragraphs of this definition), any of the following procedures:

(i)	a safeguard procedure (procédure de sauvegarde including sauvegarde financière accélérée);

(ii)	a judicial restructuring (procédure de redressement judiciaire);

(iii)	a liquidation procedure (procédure de liquidation judiciaire); or

(iv)	any other procedure under the Livre VI of the French Commercial Code, as amended from time to time; and

(f)
additionally, in Germany whether or not prefixed German (but without limitation to the other paragraphs of this definition), the filing for insolvency of any person for any of the reasons set out in sections 17 to 19 (each inclusive) InsO unless such filing for insolvency is made by a third party and is frivolous or vexatious and is discharged, stayed or dismissed within 8 Business Days of commencement;

(g)	additionally, in England, whether or not prefixed English (but without limitation to the other paragraphs of this definition), any of the following procedures:

(i)	administration;

(ii)	administrative receivership;

(iii)	receivership;

(iv)	creditors' voluntary arrangement; or

(v)	liquidation;

(h)	additionally, in Italy whether or not prefixed Italian (but without limitation to the other paragraphs of this definition), any of the following procedures:

(i)	bankruptcy (Fallimento);

(ii)	arrangements with creditors (Concordato Preventivo);

(iii)	adjustment of creditors’ claims (Concordato fallimentare);

(iv)	forced administrative liquidation (Liquidazione coatta amministrativa);

(v)	extraordinary administration (Amministrazione straordinaria);

(vi)	extraordinary administration of large companies in insolvency (Amministrazione straordinaria delle grandi imprese in stato di insolvenza); or

(vii)	restructuring plans (piani di risanamento);

(viii)	restructuring agreements (Accordi di ristrutturazione dei debiti) pursuant to article 182-bis of the Italian Insolvency Act;

(i)	additionally, in Switzerland whether or not prefixed Swiss (but without limitation to the other paragraphs of this definition), any of the following procedures:

(i)	bankruptcy (Konkurs);

(ii)	moratorium (Nachlassstundung);

(iii)	composition agreement with creditors (Nachlassverfahren);

(j)
additionally, (but without limitation to paragraphs (a) and (i) above), any process which is the equivalent of or analogous to any of the above processes in the jurisdiction of incorporation of that person or any other jurisdiction.

For the avoidance of doubt, any Permitted Reorganisations with respect to any Obligor will not constitute Insolvency Proceedings.

Insolvency Steps means in respect of any person:

(a)
any steps (whether taken or to be taken by that person or its directors, shareholders, creditors or other interested parties) (other than steps which are frivolous or vexatious) which are being taken and which are intended to result in a determination being made to cause such person to become subject to any Insolvency Proceeding (and shall include any petition or application or statutory demand or resolution or legal step intended to have such a result); or

(b)
to the knowledge of an Obligor (having made all due and necessary enquiries) any steps falling within (a) above in respect of which any party is proposing or threatening to commence in respect of such person.

Insurance means in relation to any Originator any contract of insurance taken out by or on behalf of that Obligor or under which it has a right to claim.

Italian Banking Law means Italian Legislative Decree No. 385 of 1 September 1993 and the relevant implementing regulations, each as amended, integrated and supplemented from time to time.

Italian Civil Code means the Italian codice civile, the initial version of which was approved by Italian Royal Decree No. 262 of 16 March 1942.

Italian Insolvency Act means Royal Decree No. 267 of 16 March 1942, as amended, integrated and supplemented from time to time.

Italian Originator means Chemtura Italy SRL, a company with a sole shareholder, incorporated under the laws of Italy, whose registered office is located at Pico della Mirandola 8, 04013 Latina (LT), Italy, registered with the commercial register of Latina under registration number 01940160599.

Invoice Report has the meaning given to such term under any Receivables Purchase Agreement.

Legal Reservations means:

(a)
the principle that remedies may be granted or refused at the discretion of a court, and the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, receivership, moratorium, reorganisation, penalties, fraudulent conveyance, increased interest payments on overdue amounts and other laws generally affecting the rights of creditors;

(b)
the principle that certain rights and obligations may be qualified by the non-conclusivity of certificate, determinations, notifications or opinions, contractual restrictions and doctrines of good faith, reasonableness and fair conduct;

(c)
the principle that where all other elements relevant to a contract at the time of the choice of law are connected with one country only (the First Country), the fact that the parties have chosen the laws of another country to govern the contract will not prejudice the application of any mandatory rules under the laws of the First Country which cannot be derogated from by contract;

(d)
the principle that a judgement obtained in a foreign court may not be recognised in a local jurisdiction if it is contrary to public policy, the judgement was given in default of appearance and the defendant had not duly been served with notice of the proceedings in time to be able to arrange a defence, the judgement cannot be reconciled with another judgement given in the same dispute between the parties or the judgement includes an award of multiple or punitive damages;

(e)	the limitation by laws as to the effectiveness of terms exculpating a party from liability or duty otherwise owed;

(f)
the limitation by laws as to the effectiveness of Clause 24 (Severability) or clauses with equivalent wording in other Facility Documents in certain circumstances, depending on the nature of the prohibition or unenforceability in question;

(g)
the possibility that an agreement may be amended orally notwithstanding provisions to the contrary and the limitation as to the enforceability of obligations following a breach thereof by any person or following any changes being made to the terms thereof by any course of conduct or any waiver whether express or implied;

(h)	the possibility that a court may stay proceedings if concurrent proceedings are being brought elsewhere;

(i)
the possibility that the ability to rely on the protective language contained in clauses 8.3 (Reinstatement), 8.4 (Waiver of defences), 8.7 (Appropriations), 8.8 (Non-competition) and 29 (Waivers and Exclusion of Liability) of the Master Agreement (or equivalent wording in other Facility Documents) (which includes various express provisions intended to prevent the liabilities of the Obligors under their guarantee being exonerated, discharged, reduced or extinguished by reason of the occurrence of events or conduct or action of any of the parties) may be limited;

(j)	the time barring of claims under applicable limitation laws;

(k)
(A) the possibility that an undertaking to assume liability for or indemnify a person (i) against non-payment of stamp duty, (ii) pursuant to Clause 18.1 (Currency indemnity) or similar clauses, or (iii) an indemnity for the costs of litigation may be void or (B) against the representation under Clause 9.15, the possibility that the Italian registration tax (imposta di registro) will be payable (i) in “case of use” (caso d’uso) pursuant to the provisions of Article 6 of Presidential Decree No. 131 of 26 April 1986 (DPR 131/86), (ii) in case of enunciazione pursuant to the provisions of Article 22 of DPR 131/86, (iii) in case of decision(s) made by an Italian court in relation to legal actions brought in respect of the Facility Documents pursuant to article 8 of the tariff  first section attached to the DPR 131/86 or (iv) in case of voluntary submission of any of the Facility Documents to the Italian tax authorities.  In the above mentioned cases, the Italian registration tax will be payable for amounts varying from the fixed fee of Euro 168 up to 3% of the taxable base determined pursuant to articles 43 and or 49 of Decree 131/1986. In particular, a caso d’uso would occur: (I) upon filing of the Facility Documents with any Italian Court in the course of administrative proceedings; or (II) upon filing of the Facility Documents with Italian administrations or public bodies unless the above-mentioned filing is compulsory as a matter of law. An event of enunciazione would occur if there is cross reference to any of the Facility Documents in a deed, agreement or other document entered into, executed or signed by the same parties thereto and submitted for registration to the Italian tax authority or referred to in any judicial decision;

(l)	defences of set-off or counterclaim;

(m)	similar principles, rights and defences under the laws of any relevant jurisdiction; and

(n)	any other principles set out in any legal opinion delivered to the Purchaser.

LIBOR means in respect of any amount (in any currency other than Euro) or rate on any day:

(a)	the applicable Screen Rate on such day applicable to a three month term; or

(b)
if no Screen Rate is available for the relevant currency or that term, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Purchaser at its request, quoted by the Reference Banks to leading banks in the London interbank market, at such time as is customary for fixing the rate applicable to such term for the offering of deposits in the currency of that term or overdue amount for a period comparable to that term.

Material Adverse Effect means any event or circumstance (regardless of its nature, cause or origin) which is, or could be reasonably expected to be materially adverse on:

(a)	the ability of any Obligor to perform its payment obligations under any of the Facility Documents;

(b)	the business, the assets or financial condition of any Obligor;

(c)	any material right or remedy of the Purchaser under the Facility Documents; or

(d)	the validity or enforceability of, or effectiveness or ranking of any security granted or purported to be granted pursuant to, any Facility Document.

Maturity Date means, in relation to a Facility, the effective date of a Voluntary Termination Notice in accordance with Clause 15.1 (Termination) or the date of mandatory termination in accordance with Clause 4 (Mandatory Termination)..

Non-Cooperative Jurisdiction means a "non-cooperative State or territory" (Etat ou territoire non-coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code général des impôts).

Obligor means the Parent, an Originator or a Guarantor.

Obligor Accession Deed means a deed substantially in the form of Schedule 4 (Form of Obligor Accession Deed), with such amendments as the Purchaser and the Parent may agree (acting reasonably).

OECD means the Organisation for Economic Co-operation and Development.

Offset and Adjustment Account has the meaning given to such term under any Receivables Purchase Agreement.

Original Financial Statements means:

(a)	the audited consolidated financial statements of Chemtura Corporation; and

(b)	the audited unconsolidated financial statements of each Originator,

for its annual Accounting Period ended 2010.

Originator means each person listed in Part 1 of Schedule 1 as an Originator and each Additional Originator.

Parent means Great Lakes Holding (Europe) AG.

Participating Member State means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Permitted Reorganisation means any (i) internal amalgamation, demerger, merger, consolidation, reconstruction, voluntary winding-up, voluntary liquidation other then by way of insolvency (to the extent that such voluntary winding-up or voluntary liquidation occurs as part of reorganisation process and that the assets of the entity subject to such winding-up or liquidation are transferred within the Obligor's group) or other reorganisation of any member of the Chemtura Corporation Group other than the Obligors which would not constitute a Material Adverse Effect, and (ii) internal amalgamation, demerger, merger, consolidation, reconstruction, voluntary winding-up, voluntary liquidation or other reorganisation of any member of the Chemtura Corporation Group which is an Obligor provided that (A) such Obligor executes and/or delivers all necessary documentation requested by the Purchaser (acting reasonably), including but not limited to, information required by the Purchaser to fulfil its know your customer requirements and any legal and tax opinion that may be required by the Purchaser (acting reasonably), and (B) such internal amalgamation, demerger, merger, consolidation, reconstruction or other reorganisation does not constitute a Material Adverse Effect.

Party means a party to this Agreement.

Pound Sterling and £ means the lawful currency for the time being of the United Kingdom.

Purchaser's Administrative Procedures means the procedures set out in the technical guide (guide du client) a copy of which has been provided by the Purchaser to each Originator by way of Electronic Data on the date hereof.

Receivables Purchase Agreement means a receivables purchase agreement documented under the applicable local law of the relevant Originator entered into between the Purchaser and the relevant Originator and when prefixed by English, French, German Italian or Swiss means a Receivables Purchase Agreement governed by English, French, German, Italian or Swiss law respectively.

Reference Banks means BNP Paribas, Société Générale and Royal Bank of Scotland (RBS) or any such other banks as may be designated by the Purchaser and the Parent.

Relevant Debt has the meaning given to such term under any Receivables Purchase Agreement.

Repeating Representations means all representations and warranties which are deemed to be repeated from time to time pursuant to Clause 9.19 (Times for making representations and warranties).

Request means an invoice notification (or equivalent) in the form required under a Receivables Purchase Agreement.

Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate; and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union;

for the relevant currency and term displayed on the appropriate page of the Reuters screen.  If the relevant page is replaced or the service ceases to be available, the Purchaser (after consultation with the Parent) may specify another page or service displaying the appropriate rate.

Securitisation Vehicle has the meaning given to such term in Clause 21.3(b)(ii) (Assignments and transfers by the Purchaser).

Security Document means:

(a)	each document referred to in Schedule 2 (Conditions Precedent to the Start Date) under a heading entitled "Security Documents"; or

(b)	any other document evidencing or creating any guarantee or Security Interest over any asset of any Obligor to secure any obligation of any Obligor to the Purchaser under the Facility Documents.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), security assignment, transfer for security purposes, retention of title arrangements, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a substantially similar effect.

Senior Secured Term Facility Credit Agreement means the senior secured term facility credit agreement dated 27 August 2010 and made between, among others, Chemtura Corporation as borrower, Bank of America, NA as administration agent, Citibank, NA as syndication agent, Wells Fargo Securities, LLC, Barclays Bank PLC and Goldman Sachs Lending Partners LLC as co-documentation agents and Bank of America Securities LLC, Citigroup Global Markets Inc and Wells Fargo Securities, LLC as joint lead arrangers.

Senior Secured Revolving Facility Credit Agreement means the senior secured revolving facility credit agreement dated 10 November 2010 and made between, among others, Chemtura Corporation and certain of its Subsidiaries as borrowers, Bank of America, NA as administration agent and swing line lender, Wells Fargo Capital Finance, LLC as syndication agent, Citibank, NA, Barclays Bank PLC and Goldman Sachs Lending Partners LLC as co-documentation agents, Wells Fargo Bank, NA as initial issuing bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance, LLC and Citigroup Global Markets Inc as joint lead arrangers.

Servicer means each Originator.

Service Center means a wholly-owned Subsidiary of the Parent incorporated in the European Union.

Software means any computer software provided by the Purchaser to enable an Obligor to provide Electronic Data.

Spot Rate of Exchange means the spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with the Base Currency at or about 11.00 a.m. on a particular day, as reasonably determined by the Purchaser.

Start Date means, the date on which the Purchaser gives the notification referred to in Clause 3.1 (Conditions precedent to the Start Date).

Start Longstop Date means the date falling on 15 December 2011 (included).

Structure Chart means the corporate structure chart showing all members of the Group as at the Start Date.

Subrogation Certificate means a certificate substantially in the form set out in schedule 3 to the French Receivables Purchase Agreement.

Subsidiary means any entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Swiss Originator means Chemtura Europe GmbH, a company incorporated under the laws of Switzerland, whose registered office is located at Bahnhofplatz 65, 8500 Frauenfeld, Switzerland, registered with the commercial register of the Canton of Thurgovie under registration number CH-440.4.002.948-2.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.

Tax means any present or future tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Credit means a credit against, relief or remission for, or repayment of, any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under any Facility Document.

Tax Payment means either the increase in a payment made by an Obligor to the Purchaser under Clause 5.1(Tax gross-up) or a payment under Clause 5.2(Tax indemnity).

Total Facility Limit means EUR 68,000,000 or such other amount specified in accordance with Clause 2.2(b) (Total Facility Limit).

Transfer Document means any Subrogation Certificate and Invoice Report, delivered pursuant to each Receivables Purchase Agreement to operate, perfect or otherwise document any purchase of Relevant Debt.

Transferred Debt means any Debt purchased by the Purchaser under any Receivables Purchase Agreement.

Utilisation means any payment made by the Purchaser under a Receivables Purchase Agreement on account of the consideration to be paid for each Fundable Debt.

Utilisation Date means each date on which a Utilisation is made.

VAT means the value added tax charged under the Council Directive 2006/112/EC (as amended) and/or implementation thereof and any Tax of similar nature, whether imposed in a Member State of the European Union or elsewhere, in substitution for or levied in addition to such tax.

Voluntary Termination Notice means a notice substantially in the form of Schedule 3 (Voluntary Termination Notice) from the Purchaser or the Parent (for itself and on behalf of the Originators) (as the case may be).

1.3	Construction

(a)
In this Agreement, unless the contrary intention appears capitalised terms used but not defined herein shall have the given to such term in each relevant Receivables Purchase Agreement or, as the case may be, in any other Facility Document and a reference to:

(i)	a document being in the agreed form means that such document is in a form previously agreed in writing by or on behalf of the Parent and the Purchaser;

(ii)	an amendment includes an amendment, supplement, novation, re-enactment, replacement, restatement or variation and amend will be construed accordingly;

(iii)	assets includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent;

(iv)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(v)
disposal means a sale, transfer, assignment, grant, lease, licence or other disposal, whether voluntary or involuntary and whether pursuant to a single transaction or a series of transactions, and dispose will be construed accordingly;

(vi)
guarantee means any guarantee, bond, letter of credit, indemnity or similar assurance against financial loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person, where, in each case, that obligation is assumed in order to maintain or assist the ability of that person to meet all or any of its indebtedness;

(vii)	incorporation includes the formation or establishment of a partnership or any other person and incorporate will be construed accordingly;

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(ix)	jurisdiction of incorporation includes any jurisdiction under the laws of which a person is incorporated;

(x)
know your customer requirements are the checks that the Purchaser requires in order to meet its obligations under applicable money laundering regulations to identify a person who is (or is to become a customer).

(xi)
a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(xii)
a regulation includes any regulation, rule, order, official directive, request or guideline (in each case, whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xiv)	a Default or Event of Default is continuing or outstanding if it has not been remedied or expressly waived in writing in accordance with Clause 20.3 (Waivers and remedies cumulative);

(xv)	a provision of law is a reference to that provision as extended, applied, amended or re enacted and includes any subordinate legislation;

(xvi)	a Clause, a Sub-Clause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xvii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xviii)	words imparting the singular include the plural and vice versa;

(xix)
a Facility Document or other document includes (without prejudice to any prohibition on amendments) all amendments (however fundamental) to that Facility Document or other document, including any amendment providing for any increase (however great) in the amount of a facility or any additional facility (however great); and

(xx)	a time of day is a reference to Paris Time.

(b)
Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)
notwithstanding Subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)
Unless expressly provided to the contrary in a Facility Document, a person who is not a party to a Facility Document may not enforce any of its terms and, notwithstanding any term of any Facility Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of that Facility Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that party if it has ceased to be a party under this Agreement;

(ii)	a word or expression used in any other Facility Document or in any notice given in connection with any Facility Document has the same meaning in that Facility Document or notice as in this Agreement;

(iii)
if there is an inconsistency between this Agreement and another Facility Document, this Agreement will prevail (other than in the specific instance referred to in Clause 26 (Data Protection and Disclosure of Information)); and

(iv)
if the Purchaser reasonably considers that an amount paid to it under a Facility Document is capable of being avoided or otherwise set aside on the liquidation or administration of the relevant Obligor or otherwise, then that amount will not be considered to have been irrevocably paid for the purposes of this Agreement.

(e)	No part of this Agreement is intended to or shall create a registrable Security Interest.

(f)	The index to and headings in this Agreement do not affect its interpretation.

1.4	French terms

In this Agreement, a reference to:

(a)
a winding-up, administration or dissolution includes a redressement judiciaire, cession totale de l'entreprise, liquidation judiciaire or a procédure de sauvegarde under Livre Sixième of the French Commercial Code (Code de commerce);

(b)	a composition, assignment or similar arrangement with any creditor includes a procédure de conciliation and mandat ad hoc under Livre Sixième of the French Commercial Code (Code de commerce);

(c)
a compulsory manager, receiver, administrator includes an administrateur judiciaire, mandataire ad hoc, conciliateur and mandataire liquidateur or any other person appointed as a result of any proceedings described in paragraphs (a) and (b) above;

(d)	a guarantee includes any cautionnement, aval and any garantie which is independent from the debt to which it relates;

(e)	a lease includes an opération de crédit-bail;

(f)
a reconstruction includes any contribution of part of its business in consideration of shares (apport partiel d'actifs) and any demerger (scission) implemented in accordance with Articles L.236-1 to L.236-24 of the French Commercial Code (Code de commerce);

(g)	a Security Interest includes any type of security (sûreté réelle) and transfer by way of security; and

(h)	a person being unable to pay its debts includes that person being in a state of cessation des paiements.

1.5	German terms

In this Agreement, a reference to:

(a)	an administrator includes a reference to an Insolvenzverwalter or a vorläufiger Insolvenzverwalter;

(b)	a director of a person includes a reference to a Geschäftsführer or Vorstand (as applicable) of such person where such company or person is incorporated in, Germany;

(c)	filing for insolvency or to file for insolvency includes the meaning of Antrag auf Eröffnung eines Insolvenzverfahrens;

(d)
a person being insolvent includes that person being in a state of Zahlungsunfähigkeit within the meaning of section 17 InsO and/or a person being in a state of Überschuldung within the meaning of the Section 19 InsO;

(e)	a person's inability to pay its debts or inability to pay its debts as they fall due includes that person being in a state of Zahlungsunfähigkeit within the meaning of section 17 InsO;

(f)	the management of a person includes a reference to its Geschäftsführung or Vorstand (as applicable) where such person is incorporated in Germany; and

(g)	a person being over-indebted includes that person being in a state of Überschuldung within the meaning of the Section 19 InsO.

1.6	Italian terms

In this Agreement, a reference to:

(a)
a winding up, bankruptcy, insolvency, administration, dissolution or the like includes, without limitation, any scioglimento, liquidazione, procedura concorsuale (including fallimento, concordato preventivo, amministrazione straordinaria, liquidazione coatta amministrativa, amministrazione straordinaria delle grandi imprese in stato di insolvenza, misure per la ristrutturazione industriale delle grandi imprese in stato di insolvenza) or any other similar proceedings or legal concepts;

(b)
a receiver, administrative receiver, liquidator, commissioner, administrator or the like includes, without limitation, a curatore, commissario giudiziale, commissario straordinario, commissario liquidatore, liquidatore or any other person performing the same function as each of the foregoing;

(c)
a step or procedure taken in connection with insolvency proceedings for any person includes, without limitation, that person formally making a proposal to assign its assets pursuant to article 1977 of the Civil Code (cessione dei beni ai creditori), implementing a piano di risanamento, entering into an accordo di ristrutturazione dei debiti, filing a petition for a concordato preventivo or entering into a similar arrangement for a substantial part of its creditors;

(d)
an assignment, arrangement or composition with or for the benefit of its creditors or the like, includes, without limitation, an arrangement pursuant to article 1977 of the Italian Civil Code (cessione dei beni ai creditori), a piano di risanamento, an accordo di ristrutturazione dei debiti, a concordato preventivo or a similar arrangement for the a substantial part of creditors;

(e)	a matured obligation if referred to an Italian Originator includes, without limitation, any credito liquido ed esigibile; and

(f)
security if referred to a security or guarantee governed by Italian law includes, without limitation, any pegno, ipoteca, privilegio speciale pursuant to article 46 of the Italian Banking Law, fideiussione, garanzia a prima domanda, cessione del credito in garanzia, and any other garanzia reale or garanzia personale.

1.7	Swiss terms

It is understood and agreed that in Switzerland none of (i) any debt collection proceedings pursuant to articles 38 et seq. of the Swiss Federal Debt Enforcement and Bankruptcy Act of 11 April 1889, as amended from time to time (DEBA) which have not resulted in any Insolvency Proceedings, or (ii) proceedings in connection with a freezing order (Arrestverfahren) pursuant to article 271 et seq. DEBA do itself constitute Insolvency Steps.

1.8	Translation

This Agreement is made in the English language.  For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement.  However, where a translation of a word or phrase appears in the text of this Agreement in any other language, the other language translation of such word or phrase shall prevail.

2.	FACILITIES, PURPOSE AND AVAILABILITY PERIOD

2.1	Facilities

Subject to the terms and conditions of this Agreement and the Receivables Purchase Agreements, the Purchaser shall make available the following facilities to the Originators:

(a)	an undisclosed recourse receivables purchase facility to the French Originator (the French Facility);

(b)	an undisclosed recourse receivables purchase facility to the English Originator (the English Facility);

(c)	an undisclosed non-recourse receivables purchase facility to the German Originator (the German Facility);

(d)	an initially undisclosed non-recourse receivables purchase facility to the Swiss Originator (the Swiss Facility); and

(e)	any Additional Facility

2.2	Total Facility Limit

(a)
Subject to paragraph (b) below and notwithstanding any other provision in the Facility Documents and in addition to the restrictions on the amounts of Funding permitted under the Receivables Purchase Agreements, on an aggregate basis the Base Currency Amount of all Fundings from time to time outstanding under all the Facilities shall not exceed the Total Facility Limit.

(b)
The Parent, acting for its own account and on behalf of the Originators, may request an increase of the Total Facility Limit to an increased amount (the New Total Facility Limit) by delivery of a letter, duly signed by the Parent (the Total Facility Limit Amendment Letter) setting out that:

(i)
with effect from the date on which the Purchaser, subject to the other terms of this Clause 2.2, shall return to the Parent (on behalf of itself and the other Obligors) a duly executed copy of the Total Facility Limit Amendment Letter (the Effective Date) (and the Purchaser agrees to use reasonable endeavours to do so as promptly as practicable), the definition of Total Facility Limit shall be amended to refer to the New Total Facility Limit;

(ii)
on and from the Effective Date, save as amended pursuant to the Total Facility Amendment Letter the obligations of each Obligor under the Facility Documents to which it is a party will continue to be valid and binding and remain in full force and effect, provided that:

(A)	the Effective Date shall not take place until the relevant documentation has been executed to the reasonable satisfaction of the Purchaser to reflect the New Total Facility Limit and:

I.
the Parties agree (I) to use reasonable efforts to negotiate and finalise such documentation as soon as practically possible following the receipt of the Total Facility Limit Amendment Letter together with all documents and information reasonably requested by the Purchaser; and

II.
the Purchaser agrees to complete internal approval procedures (including credit committee and other relevant business approvals) to increase the Total Facility Limit within (i) forty five (45) calendar days following the receipt of the Total Facility Limit Amendment Letter together with all relevant documents reasonably requested by the Purchaser, provided that the Purchaser shall use its best efforts to ensure that such documents will be listed in a single request, if the increase of the Facility Limit is related to the accession of any Additional Originator, and (ii) thirty (30) calendar days following the receipt of the Total Facility Limit Amendment Letter together with all relevant documents reasonably requested by the Purchaser, provided that the Purchaser shall use its best efforts to ensure that such documents will be listed in a single request, in any other case; and

(B)
if the requested increase of the Total Facility Limit were to be approved, the Purchaser shall use its commercially reasonable endeavours not (I) to require an increase of the level of the fees (other than legal fees) which would become due in connection therewith from the level of fees applicable in connection with the original Total Facility Limit or (II) to the extent relevant, to require any other alteration to the terms of the Facility Documents in a manner that would be or could reasonably expected to be adverse to the Originators.

Notwithstanding any provision to the contrary, the Purchaser shall however remain free to decide, in its entire discretion whether to accept or not an increase of the Total Facility Limit up to the proposed New Facility Limit.  Once the Purchaser has made a decision in accordance with this Clause 2.2, it shall either (I) if it has agreed to increase the Total Facility Limit to the New Total Facility Limit, return to the Parent (on behalf of the other Obligors) a duly executed copy of the Total Facility Limit Amendment Letter in which case on and from the Effective Date the Total Facility Limit for all purposes of the Facility Documents shall be the New Total Facility Limit or (II) otherwise notify its negative decision to the Parent (on behalf of the other Obligors).

2.3	Availability Period and Termination

(a)	Subject to satisfaction of the conditions precedent referred to in Clause 3 (Conditions Precedent) and to the other terms of this Agreement:

(i)	the Initial Facilities will become available on the Start Date; and

(ii)	any Additional Facility will become available on the Additional Start Date applicable to each such Additional Facility.

(b)	The commitment of the Purchaser to purchase Debts under each Receivables Purchase Agreement will be terminated on the Maturity Date.

2.4	Purpose

(a)	Each Originator shall apply the proceeds of each Facility towards its general corporate and working capital needs.

(b)	The Purchaser is not bound to monitor nor verify the utilisation of a Facility and will not be responsible for, or for the consequences of, such utilisation.

3.	CONDITIONS PRECEDENT

3.1	Conditions precedent to the Start Date

No Request may be given under any Facility until the Purchaser has notified the Parent that it has received in form and substance reasonably satisfactory to it all of the documents and evidence as set out in Part 1 and Part 2 of Schedule 2 (Conditions Precedent to the Start Date), such notification not to be to be given promptly on such receipt.

3.2	Originator specific conditions precedent

No Request may be given under a Facility until the Purchaser has notified the Parent that it has received in form and substance reasonably satisfactory to it all of the documents and evidence set out as conditions precedent in respect of that Facility (as set out with respect to any Initial Facility in Part 3 to Part 6 of Schedule 2 (Conditions Precedent to the Start Date) and in Part 7 (Conditions Precedent to the Additional Start Date relating to the Italian Originator) of Schedule 2 (Condition Precedents to the Start Date) with respect to the Additional Facility relating to the Italian Originator, and in the relevant Obligor Accession Deed with respect to any other Additional Originators and in the relevant Receivables Purchase Agreement, such notification to be given promptly on such receipt.

3.3	Further conditions precedent

The obligation of the Purchaser to make available any Utilisation is subject to the further conditions precedent that on both the date of the Request and the relevant Utilisation Date:

(a)	the Repeating Representations are correct in all material respects;

(b)	the Event of Default under Clause 12.2 (Non-payment), without taking into account any applicable grace period, has not occurred and is not outstanding; and

(c)	no Default, would result from the Utilisation.

3.4	Timing for satisfaction of conditions precedent

(a)
The Parent shall procure that the requirements of Clause 3.1 (Conditions precedent to the Start Date) are met by no later than on the date of the execution of the first Receivables Purchase Agreement, provided that the conditions precedent set out in paragraphs 1 (Constitutional documents and authorisations) and 3 (Legal opinions) of Part 2 (Conditions Precedent regarding the Parent) of Schedule 2 (Conditions Precedent to the Start Date) and the conditions precedent set out in paragraphs 1 (Constitutional Documents and Authorisations) and 5 (Legal opinions) of each Part of Schedule 2 relating to an Originator which shall be satisfied on or before the date of this Agreement.

(b)
The Parent shall procure that the requirements set out under paragraph (a) of Clause 3.2 (Originator specific conditions precedent) are met in respect of any Facility by no later than the Start Longstop Date.

4.	MANDATORY TERMINATION

4.1	Mandatory termination - Illegality

If it is unlawful or contrary to regulation in any applicable jurisdiction for the Purchaser to perform any of its obligations under an applicable Facility Document or to fund any Utilisation under a Facility, the Purchaser shall promptly notify the Parent, whereupon:

(a)
such Facility will be immediately cancelled and the applicable Receivables Purchase Agreement will be terminated in accordance with its terms on the date specified by the Purchaser in such notification and which must not be earlier than the last day of any applicable grace period allowed by law; and

(b)	to the extent legally practicable:

(i)
the Purchaser shall transfer back all Transferred Debts under that Facility to the relevant Originator, subject to the relevant Originator having paid the amount corresponding to the balance of the Current Account after (A) the debit of the Outstanding Transferred Debts, (B) the credit of the Holdback Reserve Account balance and (C) the debit of any amount due under the Facility Documents applicable to such Originator; and

(ii)
to the extent that no secured liabilities remain outstanding or may arise under any Security Document granted by the relevant Obligors to the Purchaser in respect of that Facility, the Purchaser shall release (at the Originator's cost), in accordance with the provisions of the relevant Security Documents, all Security Interests arising under such Security Documents.

4.2	Mandatory termination - Change of Control

(a)	For the purposes of this Clause 4.2:

(i)	a change of control (Change of Control) occurs if:

(A)
Chemtura Corporation (or following any internal amalgamation, demerger, merger, consolidation, reconstruction or other reorganisation of Chemtura Corporation, any other parent entity which would not have an adverse effect on the Facility) ceases to control the Parent or any other person or a group of persons acting in concert otherwise gains control of the Parent;

(B)
an Originator ceases to be controlled, directly or indirectly, by the Parent (or following any internal amalgamation, demerger, merger, consolidation, reconstruction or other reorganisation of the Parent, any other parent entity in accordance with the definition of Permitted Reorganisations);

(ii)	acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal); and

(iii)	control means the power to direct the management of any person whether by virtue of ownership of share capital, contract or otherwise and controlled is to be construed accordingly.

(b)	If:

(i)	there is a sale of all or substantially all of the assets of the Obligors other than Debts pursuant to the Facility Documents; or

(ii)	a Change of Control occurs,

then the Purchaser may, by notice to the Parent and each Originator, cancel each Facility on the date specified by the Purchaser in such notice.

4.3	Mandatory termination – termination of Credit Insurance

If for any reason:

(a)	the Credit Insurance is terminated by the Credit Insurer, and

(b)	no substitute Credit Insurance is entered into with an Approved Credit Insurer, in accordance with the terms and conditions of this Agreement, before the end of the validity of the Credit Insurance, the Purchaser shall have the possibility, by notice to the Parent and each Originator, to cancel each Facility on the date on which the termination of the Credit Insurance becomes effective and each Originator shall repurchase all the Transferred Debts it previously assigned to the Purchaser in accordance with the relevant provisions of the relevant Receivables Purchase Agreement.

4.4	Mandatory termination – termination of a Receivables Purchase Agreement

Further to the termination of a Receivables Purchase Agreement in accordance with Clause 12.12(a) or Clause 4.5, if the outstanding amount of the Transferred Debts assigned under such Receivables Purchase Agreement represent 40 percent or more of the aggregate amount of all Transferred Debts on the date on which such Receivables Purchase Agreement is terminated, the Purchaser shall have the possibility, by giving a three month prior notice of the same to the Parent and each Originator to cancel each Facility and terminate this Agreement.

4.5	Right of cancellation and repayment in relation to Purchaser

Where, as a result of a Change of Law:

(a)           any sum payable to any Purchaser by an Originator is required to be increased under paragraph (c) of Clause 5.1 (Tax gross-up); or

(b)           any Purchaser claims indemnification from an Obligor under Clause 5.2 (Tax indemnity) or Clause 6 (Increased costs),

the relevant Originator shall be entitled to purchase back all outstanding Transferred Debts previously assigned by it to the Purchaser in accordance with the relevant provisions of the relevant Receivables Purchase Agreement. Upon such repurchase, the Facility made to the relevant Originator shall be cancelled and the relevant Receivables Purchase Agreement shall be terminated.

5.	TAXES

5.1	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Facility Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
If an Obligor or the Purchaser is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), the relevant Obligor or the Purchaser must notify the other Party promptly.

(c)
If a Tax Deduction is required by law to be made by any Obligor, the amount of the payment due from such Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If any Obligor is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)
Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, each Obligor obliged to make a Tax Deduction must deliver to the Purchaser evidence satisfactory to the Purchaser (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(f)
The Purchaser (and any New Purchaser, as applicable) and each Obligor which makes payment to which that Purchaser (and any New Purchaser, as applicable) is entitled shall (in case of the Purchaser (or New Purchaser, as the case may be) solely following receipt of a reasonable written request from the relevant Obligor) promptly cooperate in completing any procedural formalities, applications or clearances necessary (whether pursuant to the terms of the applicable double taxation treaty or under the domestic law of the jurisdiction in which any Obligor is resident for tax purposes, or otherwise) for that Obligor to obtain authorisation to make that payment without a Tax Deduction (or with a Tax Deduction at a reduced rate, as applicable), provided that the Purchaser or the New Purchaser (as the case may be) shall not be required to incur any liability in complying with any action under this clause (f). Without prejudice to the foregoing, in relation to the Italian Obligor, the Purchaser shall, as soon as practicable, after the Italian Obligor becomes a party to this Agreement, procure and promptly deliver to the Italian Obligor: (I) a certificate issued by the French tax authorities stating that the Purchaser is resident in France within the meaning of the applicable double taxation treaty and (II) a statement issued and signed by the Purchaser stating that the Purchaser is the beneficial owner of the remunerations paid to it under the Facility Documents and that the Purchaser does not have a permanent establishment or fixed base in Italy.

5.2	Tax indemnity

(a)
Except as provided below, each Obligor must (within three Business Days of demand by the Purchaser) indemnify the Purchaser against any loss or liability or cost which the Purchaser determines will be or has been suffered (directly or indirectly) by it for or on account of Tax in relation to a Facility Document or any transaction contemplated by a Facility Document.

(b)	Paragraph (a) does not apply

(i)	with respect to any Tax assessed on the Purchaser under the laws of the jurisdiction in which:

(A)	the Purchaser is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Purchaser is treated as resident for tax purposes; or

(B)	the Purchaser's Facility Office is located in respect of amounts received or receivable in that jurisdiction, or

(C)
under the law of the jurisdiction in which the Purchaser has a permanent establishment to which income under this Agreement is attributed in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable by the Purchaser.  However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Purchaser, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	Paragraph (a) above does not apply to the extent a loss, liability or cost is compensated for by an increased payment under Clause 5.1 (Tax gross-up).

(d)
If the Purchaser makes, or intends to make, a claim under paragraph (a) above, it must promptly notify each Obligor of the event which will give, or has given, rise to the claim. The Purchaser shall provide the relevant Obligor with details of such event and shall quantify the related cost of the Obligor.

5.3	Tax Credit

If any Obligor makes a Tax Payment and the Purchaser determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	it has obtained, used and retained that Tax Credit,

the Purchaser must pay an amount to the relevant Obligor which the Purchaser determines (in its absolute discretion) will leave it (after the payment) in the same after Tax position as it would have been if the Tax Payment had not been required to be made by such Obligor.

5.4	Stamp taxes

The Parent must pay (or procure payment) and indemnify, within three Business Days of demand the Purchaser against any cost, loss or liability the Purchaser incurs in relation to all stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Facility Document.

5.5	VAT

(a)
All amounts set out, or expressed to be payable under a Facility Document by each Obligor to the Purchaser which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is or becomes chargeable on that supply, and accordingly, subject to paragraph (d) below, if VAT is chargeable on any supply made by the Purchaser to any Obligor under a Facility Document and the Purchaser is required to account for the VAT, any such Obligor must pay to the Purchaser (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of the VAT (and the Purchaser shall promptly provide any document or statement which is required by any applicable law (containing such information as is required or customary in the relevant jurisdiction) to such Obligor) or, where applicable, directly account for such VAT at the appropriate rate under the reverse charge procedure provided for in Article 56 of Council Directive 2006/112/EC or as implemented by a Member State of the European Union. To the extent the Obligor has made a payment in relation to VAT under this paragraph (a) and the relevant taxation authority has ruled that all or part of such VAT was not properly chargeable (or the Purchaser in its absolute discretion otherwise determines that all or part of such VAT was not properly chargeable), the Purchaser will repay to the Obligor such amount which is equal to the amount of any credit or repayment of that VAT obtained by the Purchaser from the relevant taxation authority and which leaves the Purchaser in the same after Tax position as it would have been in if the relevant amount in respect of VAT had not been charged.

(b)
Each of the Obligors acknowledges that the Purchaser has elected to subject supplies made by it under a Facility Agreement to VAT in accordance with Article 260 B of the French Code général des impôts.

(c)
Any amount payable under a Facility Document by the Purchaser to an Obligor shall be deemed inclusive of any VAT which might be chargeable in connection with that amount. Consequently, the Purchaser shall not be required to increase its payment in the event of VAT or any similar Taxes being applicable to such amount..

(d)
Where a Facility Document requires any Obligor to reimburse or indemnify the Purchaser for any costs or expenses, any such Obligor must also at the same time reimburse and indemnify (as the case may be) the Purchaser for all VAT incurred by the Purchaser in respect of the costs or expenses but only to the extent that the Purchaser reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of such VAT.

(e)
Any reference in this Subclause to any Party will, at any time when that Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by a member state of the European Union).

(f)
If VAT is chargeable on any supply made by the Purchaser to any Obligor or by any Obligor to the Purchaser under a Facility Document and if reasonably requested by the supplier, each beneficiary of the supply must promptly give the supplier details of its VAT registration number and any other information as is reasonably requested in connection with the supplier's reporting requirements for the supply.

(g)
Each Obligor shall indemnify and hold harmless the purchaser against any VAT for which the Purchaser is held liable in accordance with section 13c of the German VAT act (implemented on the basis of Article 205 of the VAT Directive 2006/112/EC) or any other similar provision of another jurisdiction.

(h)
Each Obligor shall indemnify and hold harmless the Purchaser against any Swiss VAT for which the Purchaser may be held jointly liable in accordance with art. 15 para. 4 of the Swiss VAT act, i.e. for Swiss VAT payable by the Swiss Originator in case such payable VAT was not yet payable by the Swiss Originator whilst the claim was assigned and provided that a certificate of unpaid debts against Swiss Originator has been issued.

5.6	Purchaser Status Confirmation

The Purchaser represents and warrants that it is not incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction as at the date of this Agreement or, in the case of a New Purchaser (as defined un Clause 21.3) that becomes a Purchaser after the date of this Agreement, as at the date it becomes a Purchaser.

6.	INCREASED COSTS

6.1	Increased Costs

Except as provided below in this Clause, the Parent must pay to the Purchaser or procure the payment of, the amount of any Increased Cost incurred by the Purchaser or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

6.2	Exceptions

No Obligor needs to make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for under another Clause or would have been but for an exception to that Clause;

(c)	attributable to the Purchaser or its Affiliate wilfully failing to comply with any law or regulation; or

(d)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision (BCBS) in June 2004 in the form existing on the date of this Agreement (Basel II) other than in relation to the Basel III Framework and any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Purchaser or any of its Affiliates).

In this Agreement, Basel III Framework means the global regulatory standards on bank capital adequacy and liquidity referred to by the BCBS as "Basel III" or "the Basel III Framework" published in December 2010, together with any further guidance or standards in relation to "Basel III" or "the Basel III Framework" published or to be published by the BCBS.

6.3	Claims

(a)	The Purchaser must promptly notify the Parent (on behalf of the Obligors) of the circumstances giving rise to and the amount of the claim.

(b)	The Purchaser must, as soon as practicable after a demand by it, provide a certificate confirming the amount of its Increased Cost.

6.4	Mitigation

(a)
The Purchaser shall, in consultation with the Parent acting for itself and on behalf of the relevant Originators, take all reasonable steps (including (but not limited to) transferring its rights and obligations under the Facility Documents to another Affiliate or Facility Office) to mitigate any circumstances which arise and which would result in: (i) any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 4.1 (Mandatory termination - Illegality), Clause 5.1 (Tax gross-up), Clause 5.2 (Tax indemnity) or Clause 6.1 (Increased Costs),or (ii) any amount payable under a Facility Document by an Obligor incorporated in France becoming not deductible from that Obligor's taxable income for French tax purposes by reason of that amount being (a) paid or accrued to a Purchaser incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (b) paid to an account opened in the name of or for the benefit of that Purchaser in a financial institution situated in a Non-Cooperative Jurisdiction. .

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Facility Documents.

(c)
The Parent shall indemnify the Purchaser for all costs and expenses reasonably incurred by it as a result of steps taken by it under this Clause after the Parent has been informed of the amount of such costs and expenses by the Purchaser.

(d)	The Purchaser is not obliged to take any steps under this Clause if, in the opinion of the Purchaser (acting reasonably), to do so might be prejudicial to it.

6.5	Conduct of business

No term of the Facility Documents will:

(a)	interfere with the right of the Purchaser to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Purchaser to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige the Purchaser to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

7.	PAYMENTS

7.1	Place

Unless a Facility Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Purchaser) under the Facility Documents must be made to the Purchaser to its account at such office or bank as it may notify to that Party for this purpose provided that such account shall not be opened in a Non-Cooperative Jurisdiction.

7.2	Funds

(a)
Payments under the Facility Documents must (unless otherwise expressly provided) be made for value on the due date at such times and in such funds as the Purchaser may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

(b)
Notwithstanding the provisions of paragraph (a), any payment made from a Current Account opened under the relevant Receivables Purchase Agreement in the name of an Obligor in the books of the Purchaser by any of the means set out in Schedule 6 (Value dates relating to payments made from a Current Account or to an Offset and Adjustment Account) shall be made for value in accordance with Schedule 6 (Value dates relating to payments made from a Current Account or to an Offset and Adjustment Account).

7.3	Currency

(a)	Unless a Facility Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Facility Documents is determined under this Clause.

(b)
Any Remittance in relation to a principal amount under the relevant Transferred Debt is payable in the currency defined in the invoice relating to such Transferred Debt, provided that it is an Approved Currency.

(c)	Any Remittance in relation to an interest amount under the relevant Transferred Debt is payable in the currency in which the principal amount of such Transferred Debt is denominated.

(d)	Any Remittance in relation to amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Facility Documents is payable in the Base Currency.

7.4	No set-off or counterclaim

All payments made by an Obligor under the Facility Documents must be made without set-off or counterclaim.

7.5	Business Days

(a)
If a payment under the Facility Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Purchaser determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

7.6	Timing of payments

Notwithstanding any rights of set-off under the Receivables Purchase Agreements, if a Facility Document does not provide for when a particular payment is due, that payment will be due within 5 Business Days of demand by the Purchaser.

7.7	Net minimum payments

All payments expressed to be payable by a Swiss Obligor under the Facility Documents are expressed as minimum payments net of any Swiss Taxes, if applicable.

8.	GUARANTEE AND INDEMNITY

8.1	Guarantee and indemnity

Subject to Clauses 8.10 to 8.14 below and, as the case may be, subject to the relevant limitations set out in any Obligor Accession Deed by which such Guarantor becomes a Party, each Guarantor jointly (solidairement), irrevocably and unconditionally under a joint guarantee (cautionnement solidatire):

(a)	guarantees to the Purchaser due and punctual performance by each Obligor of all its payment obligations under the Facility Documents;

(b)
undertakes with the Purchaser that, whenever an Obligor does not pay any amount when due under any Facility Document, it must immediately on demand by the Purchaser pay that amount as if it were the principal obligor in respect of such amount; and

(c)
indemnifies the Purchaser immediately on demand against any loss or liability directly suffered by the Purchaser if any payment obligation expressed to be guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Purchaser would otherwise have been entitled to recover.

8.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Facility Documents, regardless of any intermediate payment or discharge in whole or in part.

8.3	Reinstatement

(a)
If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	The Purchaser may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

8.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or the Purchaser).  This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Facility Document; or

(g)
any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Facility Document or the failure by any Obligor to enter into or be bound by any Facility Document.

8.5	Waiver (benefices de discussion et de division)

Each Guarantor expressly waives any bénéfice de discussion and bénéfice de division and accordingly waives any right it may have of first requiring the Purchaser (or any person on its behalf) to proceed against or enforce any other right or security or claim payment from any Obligor obliged to make payment of any amount referred to in Clause 8.1 (Guarantee and indemnity), any other Obligor or any other person.

8.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Purchaser (or any person on its behalf) to file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Obligor or any other person before claiming from that Guarantor under this Clause.

8.7	Appropriations

Until all amounts which may be or become payable by the Obligors under the Facility Documents have been irrevocably paid in full, the Purchaser (or any agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by it (or any agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor's liability under this Clause.

8.8	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Obligors under the Facility Documents have been irrevocably paid in full; or

(b)	the Purchaser otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by the Purchaser (or any agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor's liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with the Purchaser (or any agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must hold in trust for and must immediately pay or transfer to the Purchaser any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Purchaser under this Clause.

8.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Purchaser.

8.10	Swiss Obligor or its assets - Limitations

(a)
If and to the extent that a Swiss Obligor or its assets become liable under the Facility Documents for obligations of an affiliated entity which is not a Subsidiary of such Swiss Obligor and if complying with such obligations would be prohibited or restricted under then applicable Swiss corporate law (the Restricted Obligations), the aggregate liability of the Swiss Obligor or its assets for Restricted Obligations shall be limited to the amount of unrestricted equity capital surplus (including the unrestricted portion of general and statutory reserves, other free reserves, retained earnings and, to the extent permitted by then applicable law, current net profits) available for distribution as dividends (zur Dividendenausschüttung verwendbares Eigenkapital) to the shareholders of the Swiss Obligor at the time the Swiss Obligor is required to perform under the Facility Documents (the Maximum Amount), provided that this is a requirement under then applicable Swiss law and understood that such limitation shall not free the Swiss Obligor from its obligations in excess of the Maximum Amount, but that it shall merely postpone the performance date of those obligations until such time or times as performance is again permitted under the then applicable law.

(b)	Immediately after having been requested to perform the Restricted Obligations under the Facility Documents, the Swiss Obligor shall and the Parent shall procure that the Swiss Obligor will:

(i)	perform any obligations which are not affected by the above limitations; and

(ii)
in respect of any balance, if and to the extent requested by the Purchaser or required under then applicable Swiss law, provide the Purchaser as soon as practicable with an interim balance sheet audited by the statutory auditors of the Swiss Obligor setting out the Maximum Amount, take any further corporate and other action as may be required or requested (such as board and shareholders' approvals and resolutions and the receipt of any confirmations and auditors' reports from the Swiss Obligor's statutory auditors) and other measures necessary or useful to allow the Swiss Obligor to make the payments agreed hereunder with a minimum of limitations and, immediately thereafter, pay up to the Maximum Amount to the Purchaser.

(c)
In relation to payments made hereunder in satisfaction of Restricted Obligations, the Swiss Obligor shall, if and to the extent required by applicable law and subject to any applicable double tax treaties in force at the relevant time:

(i)	deduct Swiss Withholding Tax at the rate of 35 per cent. (35%) (or such other rate as is in force at that time) from any such payment;

(ii)	pay any such deduction to the Swiss Federal tax administration; and

(iii)	notify and provide evidence to the Purchaser that the Swiss Withholding Tax has been paid to the Swiss Federal tax administration;

(iv)	as soon as possible after a deduction for Swiss Withholding Tax is made as required by applicable law:

(A)	ensure that any person which is entitled to a full or partial refund of the Swiss Withholding Tax, is in a position to be so refunded; and

(B)	in case it has received any refund of the Swiss Withholding Tax, pay such refund to the Purchaser promptly upon receipt thereof.

(d)
For the avoidance of doubt, where a deduction for Swiss Withholding Tax is required, the obligations under Clause 5.1 (Tax gross-up) remain applicable, save to the extent and for as long as that would cause the Maximum Amount to be exceeded.

(e)	If the enforcement of Restricted Obligations would be limited due to the effects referred to in this Clause 8.10, then:

(i)
the Swiss Obligor shall, to the extent permitted by applicable law, write up and/or realise any of its assets that are shown on its balance sheet with a book value that is significantly lower than the market value of such assets, in case of realisation only if the relevant assets are not necessary for the Swiss Obligor's business; and

(ii)
the Parent shall, to the extent permitted by law, procure that the share capital of the Swiss Obligor is reduced to the minimum allowed under applicable law and shall cause the Swiss Obligor to adopt all necessary corporate resolutions in this respect.

(f)
Notwithstanding the provisions of this Clause 8.10, the obligations of the Swiss Originator in its capacity as Guarantor shall not exceed the outstanding amount of all Transferred Debts assigned by the Swiss Originator and any other Originator which is a Subsidiary of the Swiss Originator, under the relevant Receivables Purchase Agreement.

8.11	Italian Obligor – Limitations

The obligations of the Italian Originator, in its capacity as Guarantor under this Clause 8.1(Guarantee and indemnity) shall be subject to the limitations which shall be set out under the Obligor Accession Deed relating to the Italian Originator.

8.12	English Obligor - Limitations

The obligations of the English Originator, in its capacity as Guarantor under this Clause 8.1(Guarantee and indemnity) shall not exceed, at any time, the outstanding amount at that time of the Transferred Debts assigned by the English Originator to the Purchaser under the English Receivables Purchase Agreement.

8.13	French Obligor – Limitations

(a)
The obligations of the French Originator, in its capacity as Guarantor under this Clause 8.1(Guarantee and indemnity) shall not exceed, at any time, the outstanding amount at that time of the Transferred Debts assigned by the French Originator to the Purchaser under the French Receivables Purchase Agreement.

(b)
In addition to paragraph (a) above, at any time the obligations and liabilities of any French Originator in its capacity as Guarantor under the Facility Documents and in particular under this Clause 8 (Guarantee and Indemnity):

(i)
shall not include any obligation or liability which, if incurred, would constitute the provision of financial assistance within the meaning of article L.225-216 of the French Code de Commerce and/or would constitute a misuse of corporate assets within the meaning of article(s) L.242-6 of the French Code de Commerce or any other law or regulation having the same effect, as interpreted by French courts.

(ii)
of the obligations of any other Obligor which is not a Subsidiary of such French Guarantor shall be limited, at any time to an amount equal to the aggregate of all amounts directly or indirectly borrowed under this Agreement by such other Obligor to the extent directly or indirectly on-lent to such French Guarantor or any of its direct or indirect Subsidiaries under intercompany arrangements and outstanding at the date a payment is to be made by such French Guarantor under this Clause 8 (Guarantee and Indemnity); it being specified that any payment made by a French Guarantor under this Clause 8 (Guarantee and Indemnity) in respect of the obligations of such Obligor shall reduce pro tanto the outstanding amount of the intercompany loans due by such French Guarantor under the intercompany arrangements referred to above and that any repayment of the intercompany loans by the French Guarantor or its relevant direct or indirect Subsidiary shall reduce pro tanto the amount payable under this Clause 8 (Guarantee and Indemnity).

(iii)
of the obligations of any other Obligor which is its direct or indirect Subsidiary shall not be limited and shall therefore cover all amounts due by such Obligor as Guarantor. However, where such Subsidiary is itself a Guarantor which guarantees the obligations of a member of the Group which is not a Subsidiary of the relevant French Guarantor, the amounts payable by such French Guarantor under this paragraph (iii) in respect of the obligations of this Subsidiary as Guarantor, shall be limited as set out in paragraph (ii) above.

For the purpose of paragraphs (ii) and (iii) above "Subsidiary" means, in relation to any company, another company which is controlled by it within the meaning of article L.233-3 of the French Code de commerce.

8.14	German Originator – Limitations

(a)
The obligations of the German Originator, in its capacity as Guarantor under this Clause 8 (Guarantee and Indemnity) shall not exceed, at any time, the outstanding amount at that time of the Transferred Debts assigned by the German Originator to the Purchaser under the German Receivables Purchase Agreement.

(b)
The Purchaser agrees not to enforce the guarantee and/or indemnity granted under this Clause 8 (Guarantee and Indemnity) or any other payment obligations arising under or in connection with this Agreement or any other Facility Document as a consequence of actions or omissions resulting in a liability (including, but not limited to, a joint and several liability) of the Relevant German Guarantor (as defined below) for obligations of a shareholder or another Affiliate (as defined below) other than any direct or indirect Subsidiary of such Relevant German Guarantor (the Guarantee) against a Guarantor incorporated under the laws of the Federal Republic of Germany irrespective of whether such Guarantor is at the time of enforcement of the Guarantee incorporated in Germany as a limited liability company (a German GmbH Guarantor) or a limited partnership (Kommanditgesellschaft) of which the limited partner (Komplementär) is a limited liability company (a German GmbH & Co. KG Guarantor) (a German GmbH Guarantor or a German GmbH & Co. KG Guarantor each hereinafter referred to as a Relevant German Guarantor), if and to the extent such Guarantee secures or relates to obligations of a shareholder of the Relevant German Guarantor and/or of any Affiliates (as defined below), in each case other than any direct or indirect Subsidiary of the Relevant German Guarantor, and if and to the extent the enforcement of such Guarantee would cause:

(i)
the German GmbH Guarantor's, or in the case of a German GmbH & Co. KG Guarantor its general partner's, assets (the calculation of which shall take into account the captions reflected in § 266 (2) A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch)) less the German GmbH Guarantor's, or in case of a German GmbH & Co. KG Guarantor its general partner's, liabilities, provisions and liability reserves (the calculation of which shall take into account the captions reflected in § 266 (3) B, C, D and E of the German Commercial Code) (the Net Assets) to be less than the registered share capital (Stammkapital) of the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor of the registered share capital of its general partner (Begründung einer Unterbilanz); or

(ii)
an increase of a shortfall, if the Net Assets of the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor, of its general partner, already fall short of the amount of the registered share capital (Vertiefung einer Unterbilanz); or

(iii)
an impairment of the Relevant German Guarantor's, or where the Relevant German Guarantor is a German GmbH & Co KG Guarantor, its general partner's, liquidity situation which leads to its inability to fulfil its financial liabilities to its creditors, and as a consequence the managing directors of the Relevant German Guarantor or, if applicable, of its general partner would become personally liable pursuant to § 64 sentence 3 of the German Act on Limited Liability Companies (GmbH-Gesetz) (the Liquidity Impairment).  The Parties agree to review and re-negotiate in good faith this subparagraph (iii) at the reasonable request of the Purchaser in the event that in the reasonable view of the Purchaser a clarification of the existing uncertainties regarding the managing directors’ liability pursuant to § 64 sentence 3 of the German Act on Limited Liability Companies (GmbH-Gesetz) has been achieved, in particular (but not limited to) due to a decision of the German Federal Supreme Court (Bundesgerichtshof) or changes of the relevant German statutory law.

(c)
In this Clause 8.14 (German Originator – Limitations), the term Affiliate refers to an affiliated company (verbundenes Unternehmen) of the Relevant German Guarantor within the meaning of § 15 of the German Stock Corporation Act (Aktiengesetz).

(d)	For the purposes of the calculation of the Net Assets referred to in paragraph (b) above the following items shall be adjusted as follows:

(i)
if the registered share capital of the Relevant German Guarantor, or in case of a German GmbH & Co KG Guarantor, of its general partner, is not fully paid up (anfänglich nicht voll eingezahlt) upon an increase of the registered share capital, the relevant amount which is not paid up shall be deducted from the registered share capital;

(ii)
the amount of any increase of the Relevant German Guarantor's, or in case of a German GmbH & Co. KG Guarantor, its general partner's registered share capital out of the retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) after the date of this Agreement, that has been effected without the prior written consent of the Purchaser, shall be deducted from the Relevant German Guarantor's, or in case of a German GmbH & Co. KG Guarantor, its general partner's registered share capital, unless it is permitted under the Facility Documents;

(iii)
loans or other liabilities incurred by the Relevant German Guarantor, or in case of a German GmbH & Co. KG Guarantor, its general partner, in violation of the provisions of any Facility Document shall be disregarded; and

(iv)
the amount of the Net Assets of the Relevant German Guarantor, or in case of a German GmbH & Co. KG Guarantor, its general partner, shall be reduced by the amount of its non-distributable assets according to § 268(8) of the German Commercial Code.

(e)
In addition, the Relevant German Guarantor and, where the Relevant German Guarantor is a German GmbH & Co KG Guarantor, also its general partner, shall realise, to the extent legally permitted, in a situation where after enforcement of the Guarantee the Relevant German Guarantor, or, where the Relevant German Guarantor is a German GmbH & Co KG Guarantor, its general partner would not have Net Assets in excess of its respective registered share capital or would be subject to a Liquidity Impairment, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset if such asset is not necessary for the Relevant German Guarantor's or as the case may be its general partner's, operational business (nicht betriebsnotwendig).

(f)
The Purchaser shall not enforce the Guarantee if the managing directors on behalf of the Relevant German Guarantor, no later than 15 (fifteen) Business Days following receipt of a written notice by the Purchaser to the Relevant German Guarantor in which the Purchaser gives notice of its intention to enforce such Guarantee (an Enforcement Notice), confirms in writing to the Purchaser:

(i)
to what extent such Guarantee is an up-stream or cross-stream guarantee and/or indemnity or comprises other payment obligations which arise under or in connection with any Facility Document as a consequence of actions or omissions resulting in a liability (including, but not limited to, a joint and several liability) of the Relevant German Guarantor for obligations of a shareholder or another Affiliate other than any direct or indirect Subsidiary of such Relevant German Guarantor; and

(ii)	which amount of such cross-stream and/or up-stream Guarantee cannot be enforced as it would cause

(A)
the Net Assets of the Relevant German Guarantor, or, where the Relevant German Guarantor is a German GmbH & Co KG Guarantor, its general partner, being less than its respective registered share capital (taking into account the adjustments set out in para. (d) above and the realisation duties set out in para. (e) above); or

(B)	a Liquidity Impairment at the Relevant German Guarantor, or, where the Relevant German Guarantor is a German GmbH & Co KG Guarantor, at its general partner;

(the Management Determination) and such confirmation is supported by a reasonably satisfactory and detailed calculation, provided that the Purchaser shall in any event be entitled to enforce the respective Guarantee for any amounts where such enforcement would, in accordance with the Management Determination, not cause;

(i)
the Relevant German Guarantor's, or, where the Relevant German Guarantor is a German GmbH & Co KG Guarantor, its general partner's, Net Assets being less than (or to fall further below) the amount of its respective registered share capital (in each case taking into account the adjustments set out in para. (d) above and the realisation duties set out in para. (e) above), and

(ii)	a Liquidity Impairment at the Relevant German Guarantor or, where the Relevant German Guarantor is a German GmbH & Co KG Guarantor, at its general partner.

(g)
Following the Purchaser’s receipt of a Management Determination, the enforcement of the respective Guarantee shall be excluded pursuant to paragraph (b) above for a period of no more than 30 Business Days only.  If the Purchaser receives within such 30 Business Days period;

(i)	an up-to date balance sheet together with;

(ii)
a determination in each case prepared by the Auditors or such other firm or independent public accountants of international standing appointed by the Relevant German Guarantor either confirming the Management Determination or setting out deviations from the Management's Determination (the Auditor's Determination);

the enforcement of such Guarantee shall be limited, if and to the extent such enforcement would, in accordance with the Auditor's Determination, cause the Relevant German Guarantor's, or, where the Relevant German Guarantor is a German GmbH & Co KG Guarantor, its general partner's, Net Assets being less than (or to fall further below) the amount of its respective registered share capital (in each case taking into account the adjustments set out in paragraph (d) above and the realisation duties set out in paragraph (e) above), or would cause a Liquidity Impairment at the Relevant German Guarantor, or, where the Relevant German Guarantor is a German GmbH & Co KG Guarantor, at its general partner.  If the Relevant German Guarantor fails to deliver an Auditor's Determination within such 30 Business Days period, the Purchaser shall be entitled to enforce the respective Guarantee without any limitation or restriction.

(h)
The limitations set out in this Clause 8.14 shall not apply, if and to the extent the Guarantee secures any amounts which are lent or on-lent to the Relevant German Guarantor or any of its respective Subsidiaries from time to time and are not returned.

(i)	The limitations provided for in this Clause 8.14, relating to the maintenance of liable capital, shall not, or, as the case may be, cease to apply:

(i)
if and for as long as a domination agreement (Beherrschungsvertrag) and/or a profit and loss sharing agreement (Ergebnisabführungsvertrag) (either directly or through a chain of domination and/or profit and loss sharing agreements) is effective between the Relevant German Guarantor as dominated entity and:

(A)	if the Relevant German Guarantor is a Subsidiary of the relevant Obligor whose obligations are secured under this Agreement, that Obligor; or

(B)
if the Relevant German Guarantor is a sister company of the relevant Obligor whose obligations are secured under this Agreement, any joint (direct or indirect) parent company of the Relevant German Guarantor and that Obligor as dominating entity (beherrschendes Unternehmen); unless the compensation claim arising under § 302 of the German Act on Stock Corporations (Aktiengesetz) is, based on the assessment of a prudent businessman, not recoverable (nicht werthaltig); or

(ii)
if and to the extent for any other reason (including as a result of a change in the relevant rules of law) the deficit (Unterbilanz) referred to in paragraph (b) above does not constitute a breach of the Relevant German Guarantor's or, where the Relevant German Guarantor is a German GmbH & Co KG Guarantor, its general partner's obligations to maintain its registered share capital pursuant to sections 30 et seq. of the German Act on Limited Liability Companies (GmbH-Gesetz), each as amended, supplemented and replaced from time to time.

For the avoidance of doubt, nothing in this Clause 8.14 shall be interpreted as a restriction or limitation of (i) the enforcement of the Guarantee to the extent it secures obligations of the Relevant German Guarantor itself in its capacity as Originator or obligations of any of its direct or indirect Subsidiaries including in each case their legal successors or (ii) the enforcement of any claim of the Purchaser against another Originator (in such capacity).

9.	REPRESENTATIONS AND WARRANTIES

9.1	Representations and warranties

Save where otherwise provided, the representations and warranties set out in this Clause 9 are made to the Purchaser (a) by the Parent for itself and each other member of the Group which is an Originator and (b) by each Obligor for itself.

9.2	Due incorporation

It:

(a)	is duly incorporated, organised and validly existing under the laws of its jurisdiction of incorporation; and

(b)	has the power and authority to carry on its business as it is now being conducted and to own its property and other assets.

9.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary actions to authorise the entry into and performance of, the Facility Documents to which it is or will be a party and the transactions contemplated by those Facility Documents.

9.4	Legal validity

(a)	Subject to Legal Reservations, each Facility Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)
Subject to Legal Reservations and to the making of appropriate registrations, filings or notifications of such Security Documents referred to in each such Security Document, each Security Document to which it is a party creates the Security Interests which that Security Document purports to create and such Security Interests are valid and effective.

9.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Facility Documents to which it is or will be party do not and will not:

(a)	conflict with any law or regulation applicable to it so as to have a Material Adverse Effect; or

(b)	conflict with its constitutional documents; or

(c)	conflict, with any document which is binding upon it or any of its assets breach to the extent or in a manner that such conflict would have a Material Adverse Effect.

9.6	No default

(a)	No Event of Default is outstanding or would result from the entry into, the performance of, or any transaction contemplated by, any Facility Document.

(b)
No other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition will constitute) a default or termination event (however described) or an event resulting in an obligation to create security under any document which is binding on it or any of its assets.

9.7	Authorisations

All authorisations required by it (subject to the making of appropriate registrations, filings or notifications of such Security Documents referred to in each such Security Document):

(a)
in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Facility Documents have been (or will at the relevant Start Date be) obtained or effected (as appropriate) and are (or will at the relevant Start Date be) in full force and effect; and

(b)	to carry on its business in the ordinary course and in all material respects as it is being conducted have been obtained or effected (as appropriate) and are in full force and effect.

9.8	Documents

(a)
As far as the Parent and the Obligors are aware (having made all due and necessary enquiries) the documents delivered to the Purchaser by or on behalf of any Obligor pursuant to Part 1 to Part 6 of Schedule 2 (Conditions Precedent to the Start Date) are genuine (or, in the case of copy documents, are true, complete and accurate copies of originals which are genuine), up-to-date and in full force and effect (or if a copy, the original is up-to-date and in full force and effect) and have not been amended in any material respect.

(b)
As far as the Parent and the Obligors are aware (having made all due and necessary enquiries), as at the date of their delivery, the documents delivered to the Purchaser under this Agreement by or on behalf of any Obligor following the date of this Agreement are genuine (or, in the case of copy documents, are true, complete and accurate copies of originals which are genuine), are up-to-date and in full force and effect (or, if a copy, the original is up-to-date and in full force and effect) and have not been amended in any material respect.

9.9	Financial statements

(a)	The Original Financial Statements:

(i)	have been prepared in accordance with the Accounting Principles consistently applied; and

(ii)
give a true and fair view of (if audited) or fairly present (if unaudited) the consolidated financial condition and results of operations of the Parent and the Originators as at and for the Accounting Period ended the date to which they were drawn up.

(b)
As far as the Parent is aware (having made all due and necessary enquiries), there has been no material adverse change in the assets or consolidated financial condition of any member of the Parent and the Originators since the latest date to which any of the Original Financial Statements were drawn up.

(c)	Its most recently supplied Accounts:

(i)	have been prepared in accordance with the Accounting Principles used in preparing the Original Financial Statements consistently applied; and

(ii)
give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the Accounting Date to which they were drawn up, and the consolidated results of its operations for the Accounting Period for which they were drawn up.

9.10	Information

(a)
As far as the Parent is aware (having made all due and necessary enquiries), all written information provided to the Purchaser by or on behalf of any Obligor in connection with the Facility Documents on or before the date of this Agreement and not superseded before that date, is accurate and not misleading in any material respect.

(b)
As far as the Parent is aware (having made all due and necessary enquiries), all written information provided to the Purchaser by or on behalf of any Obligor in connection with the Facility Documents, or on or before the relevant Start Date and not superseded before that date, is accurate and not misleading in any material respect.

9.11	Litigation

As far as the Parent and the Obligors are aware (having made all due and necessary enquiries), no litigation, arbitration or administrative proceedings against any Obligor has been started or, threatened, which are reasonably likely to be adversely determined, and which, if adversely determined are reasonably likely to have a Material Adverse Effect.

9.12	Taxes

(a)
It is not overdue in the filing of any Tax returns or filings relating to any material amount of Tax and it is not overdue in the payment of any material amount of, or in respect of, Tax unless (and only to the extent that):

(i)	payment of those Taxes is being contested in good faith; and

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)	failure to pay those Taxes does not have or is not reasonably likely to have, a Material Adverse Effect.

(b)
No claims or investigations by any Tax authority are being or are reasonably likely to be made or conducted against it which are reasonably likely to result in a liability of or claim against any Obligor to pay any material amount of, or in respect of, Tax, unless tax disputes are being contested in good faith.

9.13	Assets

(a)	It is the sole (if relevant, legal and beneficial) owner of all assets that it charges or purports to charge under any Security Document.

(b)	It is the owner, lessee or licensee (as applicable) of all material assets necessary to conduct its business as it is being or will be conducted.

9.14	Pari passu ranking

Its payment obligations under the Facility Documents rank at least pari passu with all its other unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

9.15	Stamp duties

No stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Facility Document except any filing, recording or enrolling or any tax or fee payable in relation to any Security Document which will be made or paid promptly after the date of the relevant Security Document or other registration duty or similar tax identified in the Legal Reservations.

9.16	Immunity

(a)
The execution by it of each Facility Document constitutes, and the exercise by it of its rights and performance of its obligations under each Facility Document will constitute private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Facility Document.

9.17	Insolvency-related matters

(a)	No Obligor is subject to any Insolvency Condition.

(b)	No Obligor is subject to any Insolvency Proceeding.

(c)	No Insolvency Steps have been commenced in respect of an Obligor.

(d)	To the best of the knowledge of each Obligor (having made all due and necessary enquiries), no party is proposing or threatening to commence any Insolvency Steps in respect of an Obligor.

9.18	Italian Originator Representations

(a)
The Italian Originator is subject to direction and co-ordination (attività di direzione e coordinamento pursuant to article 2497 et seq. of the Italian Civil Code) of the Parent and has complied with the publicity requirements set out in article 2497-bis of the Italian Civil Code.

(b)
The decision by the Italian Originator to enter into, and perform its obligations under this Agreement and the other Facility Documents to which it is or will become a party has been taken under the influence of the direction and co-ordination activity of the Parent but in the interest of the Italian Originator and without breaching the principles of the correct corporate and entrepreneurial management (corretta gestione societaria e imprenditoriale) of, or otherwise creating unlawful prejudice to, the Italian Originator or its assets and such decision has been adequately motivated in accordance with Article 2497-ter of the Italian Civil Code.

(c)
To the extent applicable, the Italian Originator has not created any patrimono destinato ad uno specifico affare nor has incurred any finanziamento destinato ad uno specifico affare pursuant to article 2447-bis and following of the Italian Civil Code.

(d)	None of the circumstances set out in article 2446 and 2447 or article 2482-bis and 2482-ter, as applicable of the Italian Civil Code have arisen in respect of the Italian Originator.

9.19	Times for making representations and warranties

(a)
Save where otherwise specified, the representations and warranties set out in this Clause are made by each Obligor on the date of this Agreement and on the Start Date and by any Additional Originator on the Additional Start Date applicable to its Facility.

(b)	For the avoidance of doubt, the representations and warranties set out in Clause 9.18 (Italian Originator Representations) are made on the Additional Start Date relating to the Italian Originator.

(c)
Each representation and warranty set out in this Clause 9 (except for Clauses 9.6(b) (No default) 9.8(a) (Documents), 9.9(a) and (b) (Financial statements), 9.10(a) (Information) 9.11 (Litigation), 9.12(a) (Taxes), and 9.17 (Insolvency-related matters)) is deemed to be repeated by each Obligor on each assignment date of the Relevant Debt.

(d)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances pertaining at the time of repetition.

10.	INFORMATION COVENANTS

10.1	Financial statements

(a)	The Parent must supply to the Purchaser:

(i)	the audited consolidated financial statements of the Chemtura Corporation Group for each annual Accounting Period;

(ii)	the audited financial statements of each Originator for each annual Accounting Period;

(iii)	the unaudited consolidated financial statements of the Chemtura Corporation Group for each quarterly Accounting Period; and

(iv)	the unaudited management accounts of each Obligor for each quarterly Accounting Period.

(b)
All Accounts together with the relevant auditors or management reports as the case may be, must be supplied to the Purchaser as soon as they are available and, in any case, by no later than the end of the relevant Accounting Period and in the same form as that required they are to be delivered, prepared and filed under the applicable law relevant to that entity.

(c)	The obligations set out in paragraphs (a)(i) and (a)(iii) of this Clause 10.1 may be satisfied (at the Parent’s discretion):

(i)	by furnishing the Parent’s (or any direct or indirect Holding Company thereof) Form 10-K or Form 10-Q, as applicable; or

(ii)
by furnishing the same financial statements delivered pursuant to the terms of the Existing Credit Facility Agreement or the Existing Indenture at the time required pursuant to the Existing Credit Facility Agreement or the Existing Indenture.

10.2	Requirements as to financial statements

(a)
Each set of financial statements delivered by the Parent pursuant to Clause 10.1 (Financial statements) shall be certified by an authorised signatory of the relevant company as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Parent shall procure that each set of financial statements delivered pursuant to Clause 10.1 (Financial statements) is prepared using Applicable Accounting Standards.

10.3	Auditors

The Parent shall promptly notify the Purchaser upon replacing its Auditors.

10.4	Information – miscellaneous

The Parent must supply to the Purchaser (to the extent that no such disclosure shall be made in breach of any legal or regulatory confidentiality obligation binding upon the Parent):

(a)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings against any Obligor which are current, threatened or pending and which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(b)	promptly upon request evidence of the payment of VAT and other Taxes;

(c)	promptly upon reasonable request, copies of any authorisation required under any law or regulation required:

(i)	to enable an Obligor to perform its obligations under any Facility Document; or

(ii)	for the validity or enforceability of, any Facility Document; or

(iii)	to enable an Obligor to carry on its business as it is being or will be conducted;

(d)
promptly upon request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the Accounts, budgets or other material provided by any Obligor under this Agreement) as the Purchaser may reasonably request;

(e)
promptly upon becoming aware of them, details of any material change in the nature of (A) any Obligor's business from that carried on as at the Start Date applicable to its Facility and (B) the Group's business from that carried on as at the Start Date;

(f)	promptly upon becoming aware of any Change of Control, a notice of such Change of Control;

(g)
on a monthly basis and within 30 days of the end of the relevant Accounting Period, the account payable aged balance evidencing the amount of its current Debts and past due Debts for each Originator; and

(h)
promptly upon becoming aware of any change having a Material Adverse Effect as to assets or financial condition of any Obligor since the date of the most recently supplied Accounts, a notice of such change.

10.5	Notification of Default and Default Related Matters

(a)
Unless the Purchaser has already been so notified by another Obligor, each Obligor must notify the Purchaser of any Default (and the steps, if any, being or proposed to be taken to remedy it) or of any event or circumstance (a Default Related Matter) which would, if it prevailed on a day for repetition of the Representations, constitute, a breach of any Representations and Warranties set out under Clause 9 (Representations and Warranties) immediately upon becoming aware of its occurrence.

(b)
Upon request by the Purchaser, if the Purchaser has reasonable grounds to suspect that a Default or a Default Related Matter has occurred or is continuing, the Parent must supply to the Purchaser a certificate, signed by two authorised signatories on its behalf, certifying that no Default or Default Related Matter has occurred or is continuing or, if a Default or Default Related Matter is outstanding, specifying the Default or Default Related Matter and the steps, if any, being or proposed to be taken to remedy it.

(c)
Immediately upon the occurrence of an Event of Default and for so long as it is continuing, each Obligor will procure that (and will give instructions accordingly to) its Auditors and other accountants will provide (at the Obligors' expense) to the Purchaser any oral information together with any report and documents reasonably requested by the Purchaser.

10.6	Access and investigations

(a)
Subject to paragraph (b) below and at the Purchaser's reasonable request, each Obligor will allow any one or more representatives of the Purchaser and/or accountants or other professional advisers appointed by the Purchaser (at the Parent's expense) to have access during normal business hours to the premises, assets, books and records of that Obligor.

(b)
Any rights granted to the Purchaser under paragraph (a) above shall be exercised so as not to breach any third party rights (including, but not limited to, rights of confidentiality, data protection and privacy of information), provided that the relevant Obligor:

(i)	demonstrates to the Purchaser that the exercise of such rights would result in such breach; and

(ii)	uses its best endeavours to provide the information requested by the Purchaser in such manner and form that would not result in such breach.

(c)	If:

(i)	a Default is continuing, or

(ii)	the Purchaser (acting reasonably) believes or suspects that it is being provided with false or misleading information from any Obligor,

the Purchaser may at any time, appoint (at the expense of the Parent) any investigative accountant to conduct an investigation of the business and assets of any Obligor, or for such other purpose in connection with the Facility Documents that the Purchaser may reasonably specify.  The Purchaser will not be required to disclose any of the information, statements or conclusions provided to it by such investigative accountant.

(d)
The Originators must reimburse to the Purchaser any reasonably incurred costs in relation to the investigations described in paragraph (a) above, up to the maximum amount of 2.500 Euros (excluding taxes and disbursements) per annum and per Originator.

10.7	Know your customer requirements

Each Obligor must promptly on the request of the Purchaser from time to time supply to it any documentation or other evidence which is reasonably requested by it to enable it to carry out and be satisfied with the results of all applicable know your customer requirements.

10.8	Price sensitive information

Notwithstanding any other provision in the Facility Documents (including but not limited to this Clauses 10.1 to 10.7 (inclusive)), the Parent, the Originators and any other member of the Chemtura Corporation Group shall not be required to deliver any information other than any information related to Transferred Debt (including but not limited to any Accounts or financial statements pursuant to Clause 10.1) that the Parent in its sole discretion understands to be unpublished price-sensitive or inside-information or any other information which if known to the public it would be likely to have an effect on the price of securities issued by any member of the Chemtura Corporation Group that are publicly traded.

10.9	Cross-default

The Parent shall promptly inform the Purchaser as soon as any Financial Indebtedness of any member of the Group arising under an agreement entered into with the Purchaser or any of its Affiliates is not paid when due nor within any originally applicable grace period.

10.10	Requirements as to bank accounts

At least once a year, during the investigations of business performed by the Purchaser pursuant to Clause 10.6, or at any other time upon request, each Originator must supply to the Purchaser an up-to-date list of all credit institutions in the books of which a bank account is opened.

11.	GENERAL COVENANTS

11.1	General

Each Obligor will be bound by the covenants set out in this clause 11 in respect of itself.  The Parent will procure the performance of the covenants set out in this clause 11 by any Obligor.  Each other Obligor will procure the performance of the covenants set out in this clause 11 by any other Obligor which is its Subsidiary.

11.2	Authorisations

Each Obligor will promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Purchaser of,

any authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to:

(c)	perform its obligations under the Facility Documents; and

(d)	ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Facility Document; and

(e)	carry on its business in the ordinary course in all material respects.

11.3	Compliance with laws

Each Obligor will comply with all laws and regulations to which it may be subject, if the failure to do so is reasonably likely to have a Material Adverse Effect.

11.4	Negative pledge

(a)	Except as provided under the Security Documents, no Obligor may create or allow to exist any Security Interest on:

(i)	any of its Debts; or

(ii)	any of its assets which are subject to a Security Document.

(b)
Without prejudice to paragraph (a), each Obligor must, promptly upon the granting of any Security Interest, give notice to the Purchaser of such Security Interest if, as a result of such granting, the aggregate value of the assets of the Group which are being subject to any Security Interests exceeds 50,000,000 Euros.

11.5	Mergers

Save for Permitted Reorganisations, no Obligor may enter into any amalgamation, demerger, merger, consolidation or reconstruction without the prior consent of the Purchaser acting reasonably.

11.6	Debts

No Originator will, in respect of the Debts:

(a)	enter into or permit to be continuing any arrangement prejudicial to the Purchaser's outright unencumbered ownership of any such Debts;

(b)	waive or release any security interest or guarantee from time to time granted with respect to such Debt (whether or not attached to it as accessory);

(c)	terminate or waive any Originator's rights under any agreement with a Debtor evidencing or governing such Debt;

(d)	otherwise take any action which may materially and adversely affect any right of the Purchaser under such Debt;

(e)
(other than under the relevant Receivables Purchase Agreement) dispose of such Debt or enter into any agreement for the factoring, charging, declaring in trust or discounting of Debts (whether or not on recourse terms).

11.7	Centre of Main Interests

No Obligor will cause or allow its Centre of Main Interests to be in or maintain an establishment in any jurisdiction other than the jurisdiction of incorporation.

11.8	Administrative procedures and Electronic Data

(a)	Each Obligor will:

(i)
make suitable contingency arrangements to cover information technology system, communication or operating failures that would prevent or adversely affect its ability to provide Electronic Data to the Purchaser;

(ii)	use its reasonable efforts to ensure that all Electronic Data provided by it is correct, complete, duly authorised and not misleading;

(iii)
notify the Purchaser forthwith if it becomes aware or suspects that there has occurred any failure or delay in accessing any Electronic Data, any error in or affecting the provision of any Electronic Data or any programming error or defect that may have caused corruption of any Electronic Data, and to co-operate with the Purchaser in trying to remedy the same; and

(iv)	comply with any and all reasonable requirements and directions that the Purchaser (acting reasonably) may give to such Obligor from time to time in connection with Electronic Data.

(b)
Each Obligor will, and the Parent will procure that each Originator will, satisfy the requirements of the Purchaser's Administrative Procedures for the day to day efficient working of the Facility Documents.

11.9	Non-Disclosure

No Obligor (other than (i) the Swiss Originator whenever the Purchaser in its sole discretion deems it necessary for the safeguard of its rights under the Facility Documents as provided for in the Facility Documents to which the Swiss Originator is a party and (ii) any Additional Obligor according to the relevant Obligor Accession Deed) will disclose to any Debtor the existence of any non-recourse liability of the Purchaser without the prior consent of the Purchaser.

11.10	Change of business

No substantial change shall be made to the general nature of the business of the Obligors taken as a whole and any Originator from that carried on by the Group at the Initial Start Date.

11.11	Maintain Insurances

Insurances will be maintained by or for each Obligor in respect of such risks, perils and contingencies and in such amounts and on such terms as would be maintained by reasonably prudent persons carrying on the same class of business as that carried on by the Obligors save where failure to do so would not cause a Material Adverse Effect.

11.12	Taxes

Each Obligor will duly and timely file any tax return and make any filings and pay all Taxes due and payable (or, where payments of Tax must be made by reference to estimated amounts, such estimated Tax (calculated in good faith) as due and payable for the relevant period), unless (and only to the extent that):

(a)	payment of those Taxes is being contested in good faith; and

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(c)	failure to pay those Taxes does not have or is not reasonably likely to have, a Material Adverse Effect.

11.13	Segregation of assets or revenues under the Italian Civil Code

As from the Additional Start Date relating to the Italian Originator and to the extent applicable, the Italian Originator may not segregate assets or revenues for the purpose of Article 2447-bis, letter (a) or letter (b), of the Italian Civil Code, by creating any patrimono destinato ad uno specifico affare or incurring any finanziamento destinato ad uno specifico affare.

12.	DEFAULT

12.1	Events of Default

Each of the events set out in Clauses 12.2 (Non-payment) to 12.11 (Minimum share capital requirements in respect of the Italian Originator) is an Event of Default.

12.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Facility Documents in the manner required under the Facility Documents, unless the non-payment is caused by technical or administrative error and is remedied within three Business Days of the due date.

12.3	Breach of other obligations

(a)	An Obligor does not comply with any term of Clause 10 (Information Covenants).

(b)
An Obligor does not comply with any term of the Facility Documents (other than any term referred to in Clause 12.2 (Non-payment), in Clause 13 (Agency under the Receivables Purchase Agreements), and in paragraph (a) above), unless the non-compliance:

(i)	is capable of remedy; and

(ii)
is remedied within eight (8) Business Days of the earlier of the Purchaser giving notice of the breach to the Parent and any Obligor becoming aware of the non-compliance (for which purpose an Obligor will be deemed to be aware of any non-compliance disclosed in the Electronic Data made available to it by the Purchaser).

12.4	Misrepresentation

Subject to clause 8 of the relevant Receivables Purchase Agreement, a representation or warranty (including in relation to the Relevant Debts, where such misrepresentation relates to at least 2% of the Relevant Debts) made or deemed to be repeated by an Obligor in any Facility Document or in any document delivered by or on behalf of any Obligor under any Facility Document is incorrect or misleading in any material respect when made or deemed to be repeated and if capable of remedy, is not remedied within eight (8) Business Days of the earlier of the Purchaser giving notice of the breach to the Parent and any Originator becoming aware of such breach.

12.5	Cross-acceleration

(a)
Any Financial Indebtedness, of an amount of at least 1,000,000 Euros, of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(b)
Any commitment for any Financial Indebtedness, of an amount of at least 1,000,000 Euros, of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(c)
Any creditor of any member of the Group declares any Financial Indebtedness, of an amount of at least 1,000,000 Euros, of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

12.6	Insolvency

(a)	Any Obligor is or becomes subject to an Insolvency Condition.

(b)	Any Obligor is or becomes subject to any Insolvency Proceeding.

(c)	Any Insolvency Step has been commenced in respect of any Obligor.

12.7	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens in writing to suspend or cease, to carry on) all or a material part of its business.

12.8	Facility Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its material obligations under the Facility Documents.

(b)	An Obligor repudiates or rescinds a Facility Document or evidences in writing an intention to repudiate or rescind a Facility Document.

(c)
Any provision of the Facility Documents ceases to be in full force and effect or ceases to constitute the legal, valid and binding obligation of any party to it, or, in the case of any Security Document, fails to provide effective perfected security in favour of the Purchaser over the assets over which a Security Interest is intended to be given by that Security Document except as permitted hereunder;

12.9	Material adverse event

An event or series of events occurs which has or is reasonably likely to be materially adverse to:

(a)	the cash management system of any Originator or of any member of the Group;

(b)
the ability of any Originator acting as Servicer to comply with its obligations under Clause 13 (Agency under the Receivables Purchase Agreements), including but not limited to, the collection of payments under the Transferred Debts into the Collection Account and the payment of the balance of such Collection Account on a daily basis to the Purchaser.

12.10	Legal Proceedings

Any litigation, arbitration, administrative, governmental, regulatory or other investigation, proceeding or dispute is commenced against an Obligor or its assets which would have a Material Adverse Effect.

12.11	Minimum share capital requirements in respect of the Italian Originator

As from the Additional Start Date relating to the Italian Originator, the occurrence of the circumstances set forth in Article 2447, or 2482-ter, as applicable, of the Italian Civil Code in relation to the Italian Originator.

12.12	Consequences of Default and Events Of Default

(a)
Upon the occurrence of a Default, while any applicable cure period is running and in any case before such Default becomes an Event of Default, the Originator in respect of which such Default has occurred shall be entitled to purchase back all outstanding Transferred Debts previously assigned by it to the Purchaser in accordance with the relevant provisions of the relevant Receivables Purchase Agreement. Upon such repurchase, the Facility made to the relevant Originator shall be immediately cancelled, the relevant Receivables Purchase Agreement shall be terminated and no Event of Default shall occur.

(b)
If an Event of Default has occurred and is continuing and while the same has not been remedied or waived the Purchaser may, with notice to the Parent and, as applicable, any relevant Originator, do any or all of the following in respect of the Facilities:

(i)	declare that an Event of Default has occurred;

(ii)	terminate all or any part of a Receivables Purchase Agreement;

(iii)	declare that all or part of any amounts outstanding under the Facility Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by it;

(iv)	appoint any investigative accountant to conduct investigations in accordance with clause 10.6 (Access and investigations);

(v)	cancel the appointment of any Originator as Servicer under the Facilities to collect Debts and manage Debtors' accounts;

(vi)
charge to the relevant Originator a monitoring fee of euro 15 plus applicable VAT per Transferred Debts (to be payable monthly by way of an increase in the rate of Factoring Commission under all Receivables Purchase Agreements);

(vii)
(subject to the terms of the relevant Receivables Purchase Agreements and to, the extent such combination relates to accounts of different Originators, to the operation of Clause 8 (Guarantee and Indemnity)) combine all the accounts that it maintains in respect of each Originator;

(viii)	require each Originator to pay to it immediately:

(A)	any debit balance on any account or accounts or any combined accounts maintained by the Purchaser; and

(B)	any discount, commission, service or other charges and any fees, charges, costs and expenses accrued but not yet debited; and

(C)	take all such other action to which it may be entitled under the relevant Facility Document (including under the Security Documents).

13.	AGENCY UNDER THE RECEIVABLES PURCHASE AGREEMENTS

13.1	Undisclosed Agency of the Servicers

(a)
Each Originator shall, for as long as it is a Servicer of the Transferred Debts in accordance with clause 11 (Collection Agency) of the relevant Receivables Purchase Agreement, act as an agent (mandataire) of the Purchaser for the purpose of exercising of any rights that the Purchaser may have under the clause 13.3 (Retention of title) of the relevant Receivables Purchase Agreement.

(b)
As a result of its appointment as Servicer under each relevant Receivables Purchase Agreement, each Originator, without prejudice to the other terms of this Agreement and the other Facility Documents, shall have the following responsibilities in relation to any Debts or Debtors (unless its appointment is terminated under Clause 13.3 (Cancellation of Agency)):

(i)
without prejudice to the right of the Purchaser, as the purchaser of the Debts, to collect and enforce payment of them in whatever way it sees fit, each Servicer must, at its own expense, collect Debts and manage Debtors' accounts for the Purchaser as the Purchaser's undisclosed agent; such Servicer may not be the Purchaser's agent for any other purpose;

(ii)
each Servicer must ensure that all Debts are promptly and correctly recorded in its Accounting Records including recording in an undisputable manner that Debts have been sold to the Purchaser;  the Purchaser shall not be responsible in any way for ensuring that any Servicer complies with this obligation;

(iii)
at any time after a Default has occurred, the Purchaser may carry out such Debt verification process as it sees fit (including through any party nominated by it).  In any such case, the relevant Servicer will provide the Purchaser or such party with every assistance required by it for such purpose and hereby authorises the Purchaser to disclose its identity if required to do so by law or at the request of any Debtor;

(iv)
each Servicer must act promptly and efficiently when carrying out its duties as agent of the Purchaser and, in any event in accordance with any reasonable instructions given to it by the Purchaser; and

(v)
each Servicer must (A) use its best efforts to ensure that the Debtors pay the Transferred Debts into a Collection Account, (B) transfer to the Collection Account by no later than one (1) Business Day following their receipt all amounts not directly credited to the Collection Account by any Debtor (including as a result of a payment by check or otherwise) and (C) pay to the Purchaser an amount equal to the then outstanding credit balance of its Collection Account in accordance with the relevant Receivables Purchase Agreements and

(vi)	carry out such other services and duties as specified in each applicable Receivables Purchase Agreement.

(c)	The Parent will procure that each Servicer will satisfy such obligations under this Clause 13.1 and each relevant Receivables Purchase Agreement.

13.2	Agency of an Additional Originator

Notwithstanding the provisions of Clause 13.1 (Undisclosed Agency of the Servicers) above, the terms and conditions applicable to agency of any Additional Originator as Servicer shall be set out in the relevant Receivables Purchase Agreement.

13.3	Cancellation of Agency

(a)	The Purchaser may vary or cancel the terms of the Servicer's agency as the Purchaser sees fit at any time upon the Purchaser giving notice to the Servicer:

(i)	while an Event of Default is continuing;

(ii)
that the Servicer is not satisfying its obligations under Clause 13.1 (Undisclosed Agency of the Servicers) and such dissatisfactions, if capable of remedy, are not remedied with eight (8) Business Days of the Purchaser giving such notice;

(iii)
that, in its reasonable opinion, it is dissatisfied with the cash management system of a Servicer or the conduct of its agency, and has given the Servicer eight (8) Business Days notice of such dissatisfaction and after the expiry of such period remains dissatisfied with the remedial action taken or proposed to be taken by the Servicer;

(iv)	that, based on the ledgers and documents of any Servicer, any of the following events has occured:

(A)
the percentage of Transferred Debts originated by such Servicer which is overdue by more than 60 days for three consecutive months is in excess of 15% of the outstanding amount of Transferred Debts for those three (3) consecutive months;

(B)	the Dilution Percentage of such Servicer is in excess of 10% of the turnover of Transferred Debts for three consecutive months;

(C)
absence of credit movements for ten (10) consecutive Business Days or a significant shortfall (a Significant Shortfall) in credit movements noted in any Collection Account; for the purpose of this Clause, a Significant Shortfall occurs when during a given monthly period the credit movements noted in any Collection Account represent:

I.	in respect of the Swiss Originator, less than 40% of,

II.	in respect of each of the French Originator, the English Originator, the German Originator, the Italian Originator and any other Additional Originator, less than 25% of,

the credit movements expected to be noted on the relevant Collection Account for the contemplated monthly period, as calculated by the Purchaser on the basis of the relevant Invoice Reports (as defined in the relevant Receivable Purchase Agreement), provided that the Purchaser will only exercise its rights to cancel such Originator’s agency in case of a Significant Shortfall if after having notified the relevant Originator that a Significant Shortfall has occurred the relevant Originator has not, within eight (8) Business Days of such notice, provided evidence satisfactory to the Purchaser (acting reasonably) that such Significant Shortfall is due to exceptional circumstances that have been satisfactorily resolved and will not adversely affect the rights of the Purchaser under the Facility Documents; or

(D)
upon material non-compliance by the Servicer with its own Credit and Collection Procedures and such material non-compliance, if capable of remedy, is not remedied by the Servicer within eight (8) Business Days of the earlier of the Purchaser giving notice of such material non-compliance and any Servicer becoming aware of such material non-compliance.

(b)
If the Purchaser cancels a Servicer's agency in accordance with paragraph (a) of this Clause 13.3 the Purchaser will be entitled to give notice (in such form as it decides) to such Servicer and to each Debtor that the Purchaser is the owner of all such Servicer's present and future Debts together with payment directions.

(c)	After cancellation of a Servicer's agency to administer accounts or collect Debts:

(i)	such Servicer must not claim to be or hold itself out as the Purchaser's agent;

(ii)
the Purchaser will have the sole right to collect and enforce payment of all Debts in whatever way it sees fit.  Such Servicer will nevertheless at all times fully co-operate with the Purchaser and, as it may direct, help the Purchaser to collect Debts;

(iii)
if the Purchaser has not already given notice to each Debtor that it is the owner of all present and future Debts in accordance with paragraph (b) above, such Servicer must immediately give each Debtor notice to such effect (using wording provided by the Purchaser) and such action may also be taken by the Purchaser, in each case together with payment directions;

(iv)	such Servicer must immediately send the Purchaser its Accounting Records relating to Debts;

(v)
the Purchaser, or any party nominated by it, will maintain such Servicer's Debtors' accounts and may contact Debtors in the Purchaser's name (by itself or through an agent) in relation to all matters concerning the Debts including Debt verification;

(vi)
such Servicer must give all assistance to the Purchaser to direct the Debtors to pay all their Debts to the Purchaser or as it directs; the Purchaser will undertake the procedures for collection of Debts, including the payment of Debts to the Purchaser rather than to such Servicer;

(vii)
the Purchaser may start, defend or compromise any legal proceedings and such Servicer will be bound by its actions and decisions; the proceedings may be in the Purchaser's name or such Servicer's name.  Such Servicer will give the Purchaser all assistance the Purchaser may ask for in reviewing such Servicer's records and gathering evidence and will make sure to the extent possible that those witnesses the Purchaser needs who are employees or officers of such Servicer will attend court; the Purchaser may use an alternative dispute resolution procedure such as mediation or arbitration on terms that it alone decides are appropriate; and

(viii)
charge to the relevant Originator a monitoring fee of euro 15 plus applicable VAT per Transferred Debts (to be payable monthly by way of an increase in the rate of Factoring Commission under all Receivables Purchase Agreements); and/or

(d)	Occurrence of any event listed in Clause 13.3(a) above will entitle the Purchaser to terminate a Facility in accordance with Clause 15.1(Termination).

13.4	Disclosure

(a)	Paragraph (b) below shall apply:

(i)
to the Debts originated by the Originators (other than the Italian Originator) if, in accordance with Clause 13.3 (Cancellation of Agency) the Purchaser determines, in relation to any Debts and Debtors, that all or part of the Facilities are to be operated on a disclosed basis under the terms of this Agreement; and

(ii)	as from the Additional Start Date relating to the Italian Originator to the Debts originated by the Italian Originator.

(b)	In the cases referred to in paragraph (a), the following provisions shall apply:

(i)	the Purchaser shall be entitled at any time to notify the relevant Debtors in accordance with the provisions of the relevant Receivables Purchase Agreement;

(ii)
on each invoice and statement of account a notice of the transfer of each such Debt to the Purchaser (using the language provided by the Purchaser) must appear together with instructions to pay to the Purchaser or as it may direct;

(iii)
the Purchaser may at any time, if it has not already done so, require the relevant Originator to deliver to it original invoices and statements and provide to it the information contained in any credit notes in order to allow the Purchaser to forward them on to such Debtors at such Servicer's expense;

(iv)	the agency in Clause 13.1(b)(i) shall be a disclosed agency and Clause 14.1 (Accounts) shall no longer apply;

(v)	the relevant Servicer will not instruct any lawyer generally to act in the conduct of legal proceedings relating to such Debts without the Purchaser's prior approval.

13.5	Adequacy of Servicer's administrative structure

Each Servicer represents that it possesses and undertakes that it will maintain a sufficiently adequate administrative structure and methods for the management of its Debts similar to those currently in place.

14.	EVIDENCE AND CALCULATIONS

14.1	Accounts

Accounts maintained by the Purchaser in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

14.2	Certificates and determinations

Any certification or determination by the Purchaser of a rate or amount under the Facility Documents will, in the absence of manifest error, be conclusive evidence of the matters to which it relates.

14.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

15.	DURATION - TERMINATION

15.1	Termination

(a)	Each Facility is granted for an indefinite period of time.

(b)
Notwithstanding any provision to the contrary, but without prejudice to the other rights of the Purchaser under the Facility Documents, each of the Purchaser and the Parent (for and on behalf of any Originator) will be entitled to terminate a Facility at any time, provided that:

(i)
a Voluntary Termination Notice is delivered to the Purchaser or the Parent (for and on behalf of any relevant Originator), as applicable, setting out the proposed effective date of such termination of any such Facility; and

(ii)
such proposed effective date for such termination does not fall before the expiry of a 180-day period from the delivery of the Voluntary Termination Notice, or in case of the termination by the Purchaser following the occurrence of the event set out in clause 10.9 (Cross-default) or in case of the termination pursuant to relevant provisions of Clause 13 (Agency under the Receivables Purchase Agreements) before the expiry of a 90-day period from the delivery of the Voluntary Termination Notice.

(c)	Upon the termination of a Facility in accordance with this Agreement the corresponding Receivables Purchase Agreement shall be cancelled in accordance with its terms.

(d)	This Agreement shall terminate on the Discharge Date.

15.2	Preservation of rights

(a)	Notwithstanding anything to the contrary, this Agreement shall remain in full force and effect and, unless otherwise expressly agreed, will remain binding upon the Obligors until the Discharge Date.

(b)
Except where otherwise provided for in the Facility Documents, the termination of this Agreement or a Receivables Purchase Agreement shall not affect the rights and obligations of either party in relation to any Debts which are in existence on the date of termination and such rights and obligations shall remain in full force and effect until the Discharge Date.

16.	EFFECTIVE GLOBAL RATE

For the purpose of Articles L.313-1, L.313-2, R.313-1 and R.313-1-1of the French Consumer Code (Code de la Consommation), each Originator acknowledges that:

(a)
by virtue of certain characteristics of this Agreement (including the variable interest rate applicable to the Applicable Rate), the taux effectif global cannot be calculated on the date of this Agreement, but that an indicative calculation of the taux effectif global, based on assumptions as to the taux de période and the durée de période, will be set out in a letter given by the Purchaser to each Originator on the date hereof; and

(b)	that letter forms part of this Agreement.

17.	FEES, ITALIAN USURY LAW

17.1	Arrangement fee

The Parent must pay (or procure that there is paid) to the Purchaser an arrangement fee in the amount and at the time agreed in, and in accordance with the terms of, the Fee Letter.

17.2	Funding Commission and Factoring Commission

(a)	The Funding Commission and the Factoring Commission shall be payable by each Originator in the manner set out in the relevant Receivables Purchase Agreements.

(b)
The total amount of the Factoring Commission paid by all Originators shall be at least €450,000 per year.  On each anniversary date of the Start Date, the Purchaser will calculate the total amount of the Factoring Commission paid by the relevant Originator during the year.  Should this amount be less than €450,000, the Purchaser may, by notice to all Originators, require them to pay the difference by debiting the Current Account.

17.3	Italian Usury Law

Notwithstanding any other provision of this Agreement, if at any time, as from the Additional Start Date relating to the Italian Originator, the rate of any interest and/or the amount of the commissions payable by the Italian Originator in respect of the Italian Facility made available to it exceeds the maximum rate of interest permitted by Italian Law No. 108 of 7 March 1996 as amended, implemented or supplemented from time to time (the Italian Usury Legislation), then the rate of interest payable by the Italian Originator in respect of the Italian Facility shall be capped, for the shortest possible period, at the maximum rate permitted under the Italian Usury Legislation.

18.	INDEMNITIES

18.1	Currency indemnity

(a)	Each Obligor must, as an independent obligation, indemnify the Purchaser against any loss or liability which the Purchaser incurs as a consequence of:

(i)
the Purchaser receiving an amount including from that Obligor, Debtor or third party (including under any Credit Insurance) in respect of that Obligor's liability under the Facility Documents or an amount due under a Debt; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Facility Document.

(b)
Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Facility Documents in a currency other than that in which it is expressed to be payable.

18.2	Other indemnities

(a)	The Parent must indemnify the Purchaser against any loss or liability which the Purchaser reasonably incurs as a consequence of:

(i)	the occurrence of any Default;

(ii)	any failure by an Obligor to pay any amount due under a Facility Document on its due date;

(iii)	protecting or enforcing a Security Interest or guarantees from any person, including a receiver or administrator;

(iv)	the Purchaser's reliance on information in accordance with Clause 27.5 (Authority to act);

(v)
Funding which is prematurely repaid or prepaid, or making arrangements to Fund and such Funding is not utilised, under any Facility Document, provided the amount of loss or expense shall be reduced by the amount the Purchaser would have received if it placed an amount equal to the sum of Funding received or retained on deposit with a leading bank in the relevant interbank market for a period starting on the day following receipt or recovery or retention of that amount and ending on the last day of when the monies would have otherwise have been recovered or received;

(vi)	the Purchaser investigating any event which it reasonably believes to be a Default.

(b)
The Parent must indemnify the Purchaser against any loss or liability which the Purchaser reasonably incurs as a result of its dealing with disputes by Debtors or any matters arising out of any such disputes, provided that such cost or liability are incurred by the Purchaser for disputes the Purchaser is permitted to deal with under the Facility Documents.

19.	COSTS AND EXPENSES

19.1	General

(a)
The Parent must pay to the Purchaser the amount of all reasonable and documented costs and expenses (including but not limited to the costs and expenses of legal advisers and auditors (in each case subject to the relevant caps and the terms of any separate fee arrangements, as applicable) and (if applicable) all notarial costs) reasonably incurred by it or any of its Affiliates, including, without limitation, costs and expenses incurred by it or any of its Affiliates in connection with:

(i)
subject to any fee arrangement entered into before the date of this agreement, the negotiation, preparation, printing, execution and perfection of any Facility Document and other documents contemplated thereby executed after the date of this Agreement;

(ii)	the enforcement or the preservation of any rights under any Facility Document;

(iii)	any amendment, assignment, waiver or consent made or granted in connection with the Facility Documents;

(iv)	any other matter not of an ordinary administrative nature arising out of or in connection with any Facility Document.

19.2	Credit Insurance

(a)
The Parent must pay to the Purchaser on demand the amount of all documented costs and expenses (including but not limited to any insurance premium) incurred by it or any of its Affiliates, in connection with the entry into and performance or maintenance of the Credit Insurance with the Purchaser.

(b)
Subject to the payment in full of any amount (including the minimum annual premium) due under the relevant ongoing Credit Insurance, the Parent may, at any time, before the expiry date of any ongoing Credit Insurance, notify the Purchaser to have the Purchaser entering into a substitute Credit Insurance with a substitute Credit Insurer. The Purchaser should promptly enter into such substitute Credit Insurance provided that:

(i)	the proposed Credit Insurer is an Approved Credit Insurer; and

(ii)	the proposed credit insurance is on terms (including as to right of indemnification) substantially equivalent than those of any ongoing Credit Insurance.

20.	AMENDMENTS AND WAIVERS

20.1	Procedure

Any term of a Facility Document may be amended or waived with the agreement in writing of the parties thereto; this includes any amendment or waiver of this Agreement.

20.2	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Facility Documents will be amended to the extent the Purchaser (after consultation with the Parent) determines are necessary to reflect the change.

20.3	Waivers and remedies cumulative

(a)	The rights of the Purchaser under the Facility Documents:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising or non-exercise of any right is not a waiver of that right.

21.	CHANGES TO THE PARTIES

21.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Facility Documents without the prior written consent of the Purchaser. The Purchaser will be deemed to have given its consent twenty (20) Business Days after the Purchaser is given notice (delivered by e-mail and confirmed by a registered letter with acknowledgement of receipt in accordance with Clause 27 (Notices)) of the request unless it is expressly refused by the Purchaser within that time.

21.2	Costs resulting from change of Obligor

Any duly justified costs, charges or expenses (including legal expenses) reasonably incurred by the Purchaser by reason of or in connection with the transfer or assignment by an Obligor of any of its rights and obligations in any of the Facility Documents shall be for the sole account of the relevant Obligor, including the cost of preparing any documentation to be entered into by the relevant Obligor to give effect to or otherwise facilitate such transfer or assignment.

21.3	Assignments and transfers by the Purchaser

(a)
A Purchaser (the Existing Purchaser) may at any time, subject to the following provisions of this sub-clause, assign or transfer any of its rights and obligations under this Agreement to any other person (the New Purchaser).

(b)	The consent of the Parent (for the account of the Obligors) is required for any assignment or transfer by an Existing Purchaser unless the New Purchaser is:

(i)	an Affiliate of the Existing Purchaser; or

(ii)
a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities, receivables or other financial assets as part of a securitisation arranged by the Existing Purchaser (a Securitisation Vehicle).

Notwithstanding the above, no assignment or transfer, in relation to a Utilisation by the French Originator may be effected to a New Purchaser incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction without the prior consent of the Parent.

(c)
The consent of the Parent must not be unreasonably withheld or delayed.  The Parent will be deemed to have given its consent twenty (20) Business Days after the Parent is given notice of the request unless it is expressly refused by the Parent within that time.

(d)
In case of transfer of all or part of its rights and/or obligations under this Agreement, each Existing Purchaser shall also transfer to the New Purchaser all or part, as applicable, of its rights and/or obligations under the relevant Receivables Purchase Agreement in accordance with the provisions set out in each Receivables Purchase Agreement.

(e)	Any assignment or transfer under this Clause will not result in any costs and will not increase the obligations of the Obligors.

(f)	If:

(i)	a Purchaser assigns or transfers any of its rights or obligations under the Facility Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Purchaser or Purchaser acting through its new Facility Office under Clauses 5.1(Tax gross-up), 5.2(Tax indemnity) or 6 (Increased Costs), then the New Purchaser or Purchaser acting through its new Facility Office will only be entitled to receive payment under those Clauses to the same extent as the Existing Purchaser or Purchaser acting through previous Facility Office would have been if the assignment, transfer or change had not occurred.

(g)
An assignment of rights and obligations under this Clause 21.3 will only be effective if, at the cost of the New Purchaser, the assignment is notified to the Obligors by bailiff (huissier) in accordance with the provisions of article 1690 of the French Civil Code.  On the transfer becoming effective in this manner the Existing Purchaser will be released from its obligations under this Agreement to the extent that they are transferred to the New Purchaser.

(h)	The Purchaser may sub-participate or subcontract its obligations under this Agreement.

(i)
For the purposes of article 1278 et seq. of the French Civil Code, the Security Documents and the obligations of each Guarantor under this Agreement will continue in full force and effect for the benefit of the then Purchaser following any novation under this Clause.  A novation under this Clause is a novation (novation) within the meaning of article 1271 et seq. of the French Civil Code.

(j)	Subject to any provision of this Clause 21.3, the Purchaser may at any time, assign or transfer all or any of the Transferred Debts.

21.4	Additional Obligor

(a)
The Parent may request that the Italian Originator or any other of its Subsidiaries becomes an Additional Originator and an Additional Guarantor.  The Italian Originator or any such Subsidiary becoming an Additional Originator shall become an Additional Guarantor.

(b)	Upon receipt of such request:

(i)
if such request relates to the accession of the Italian Originator, subject to the provisions of paragraphs (c) to (e) below and of Clause 3 (Conditions Precedent) the Purchaser will accept the accession of the Italian Originator provided that such accession occurs at the latest on the Start Longstop Date; and

(ii)	in any other case, the Purchaser will consider such request in good faith but may in its absolute discretion accept or decline such accession.

(c)	The Parent shall procure that any person who wishes to become an Additional Originator and Additional Guarantor, must:

(i)
execute and deliver to the Purchaser an Obligor Accession Deed as Additional Originator and Additional Guarantor (duly executed by the Parent and by or on behalf of all other existing Obligors) and enter into with the Purchaser a receivables purchase agreement in a form satisfactory to the Purchaser acting reasonably;

(ii)
deliver to the Purchaser such reports, opinions and documents (if any) as the Purchaser may reasonably require in order to comply with the relevant internal approvals and any necessary applicable law in respect of the Additional Obligor, each in form and substance satisfactory to the Purchaser (acting reasonably) (provided that this paragraph (ii) shall not apply, subject to paragraph (b)(i) above, to the accession as Additional Originator and Additional Guarantor of the Italian Originator); and

(iii)	comply with the other requirements of this Clause.

(d)
Delivery of such an Obligor Accession Deed, executed by the relevant Subsidiary and the Parent, to the Purchaser constitutes confirmation by that Subsidiary and the Obligors that the representations in respect of that Subsidiary set out in Clause 9 (Representations and Warranties) are then correct.

(e)
The Parent shall, and shall procure that each member of the Group shall, promptly give the Purchaser all assistance and documents it reasonably requires in relation to the guarantees and security to be granted pursuant to this Agreement including promptly answering all reasonable questions and requisitions of the Purchaser and its advisors in relation to the assets of the Group.

21.5	Resignation of an Obligor

The resignation of each Obligor shall be made in accordance with each applicable Receivables Purchase Agreement.

22.	DISCLOSURE OF INFORMATION

22.1	Contacting Other Parties

(a)
At any time, where relevant, the Purchaser may notify the Account Banks of the Receivables Purchase Agreements and the Parent will provide such assistance as is reasonably required by the Purchaser in making any such notifications.

(b)
The Purchaser may, according to the mandatory provisions of article L.511-33 of the French Monetary and Financial Code, disclose the Facility Documents, any information which it has obtained from an Obligor or any information which it has generated from such information to:

(i)	its Subsidiaries and Affiliates from time to time on a need to know basis only (based on reporting and regulatory requirements); and

(ii)
any potential assignee, transferee or sub-participant or party with whom it is intended to assign or transfer any right or obligation under the Facility Documents and, in the context of any securitisation transaction, to any person managing or supervising any relevant Securitisation Vehicle, any investor, any person, directly or indirectly, taking credit risk or otherwise providing funding to such Securitisation Vehicle and any rating agency.

22.2	Confidentiality

(a)
Each Obligor will maintain the confidentiality of the Purchaser's Confidential Information and will not use, disclose, (other than to its and its Associate's directors, officers, agents and advisors) copy, modify or destroy the Purchaser's Confidential Information (or permit others so to do) without its prior written consent unless required by law or court order, or if necessary to protect the Purchaser's contractual or other rights of if such disclosure is to a person who already has the relevant information.

(b)
Subject to Clause 22.1 (Contacting Other Parties), the Purchaser will maintain the confidentiality of the Obligors' Confidential Information and will not use, disclose, (other than to its and its Affiliate's directors, officers, agents and advisors) copy, modify or destroy the Obligors' Confidential Information (or permit others so to do) without the Parent's prior written consent unless required by law or court order, or if necessary to protect such Obligor's contractual or other rights if such disclosure is to a person who already has the relevant information.

(c)
The Purchaser acknowledges that some or all of the Obligor's Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Purchaser undertakes not to use any of the Obligor's Confidential Information for any unlawful purpose.

(d)
Each Obligor will notify the Purchaser of any unauthorised use, misuse, disclosure, theft or other loss of the Purchaser's Confidential Information immediately upon becoming aware of same and the Purchaser will notify the Parent of any unauthorised use, misuse, disclosure, theft or other loss of an Obligor's Confidential Information immediately upon becoming aware of same.

(e)	The Facility Documents may be disclosed by any Obligor to its directors, officers, agents or advisors, or to any other person subject to a confidentiality undertaking.

(f)	The obligations under this clause shall survive the variation, expiry or termination of the Facility Documents.

23.	SET-OFF

(a)
Without prejudice to the Purchaser's rights of set-off under the Receivables Purchase Agreements, the Purchaser may at any time set off any obligation owed to it by any Obligor under the Facility Documents against any obligation owed by the Purchaser to that Obligor in each case whether such obligation is present or future, actual or contingent, primary or collateral and whether by way of debt, damages, restitution or otherwise, whether or not arising under the Facility Documents regardless of the place of payment, booking branch or currency of either obligation, including by debiting the credit balance of any Current Account or by setting off the final credit balance of a Current Account against the final debit balance of another Current Account.  If the obligations are in different currencies, the Purchaser may convert either obligation at the Spot Rate of Exchange for the purpose of the set-off.

(b)	No Obligor shall at any time exercise any set-off, combination or consolidation against the Purchaser except as set forth in the Receivables Purchase Agreements.

24.	SEVERABILITY

If a term of a Facility Document is or becomes illegal, invalid or unenforceable in any jurisdiction in relation to any party to such Facility Document, that will not affect:

(a)	in respect of such party the legality, validity or enforceability in that jurisdiction of any other term of the Facility Documents;

(b)	in respect of any other party to such Facility Document the legality, validity or enforceability in that jurisdiction of that or any other term of the Facility Documents; or

(c)	in respect of any party to such Facility Document the legality, validity or enforceability in other jurisdictions of that or any other term of the Facility Documents.

25.	INTERNET

(a)	All Electronic Data shall be provided in accordance with the Purchaser's Administrative Procedures as amended from time to time.

(b)
Each Originator's communications to the Purchaser in all matters relating to the Facilities shall be in the form of Electronic Data, unless the Purchaser specifies otherwise.  Notifications shall not be sent to the Purchaser in paper or other hard copy form (whether by way of confirmation or otherwise) unless it specifies otherwise.

(c)
Each Originator accepts that Electronic Data provided by the Purchaser via its website will be subject to change before the close of business each day, particularly details of the balance of available funds.  Any acknowledgment by the Purchaser of receipt of Electronic Data from the relevant Originator which contains a payment request cannot be treated as evidence that the Purchaser has paid or has agreed to pay the sum so requested or has initiated payment.

(d)
The Purchaser and each Originator accepts the integrity of all Electronic Data and agrees to accord this the same status as if it had been in writing and duly executed on behalf of the provider, unless such Electronic Data can be shown to have been corrupted as a result of technical failure.  The Purchaser may in its discretion require confirmation in writing from the relevant Originator in respect of all or any part of the Electronic Data.

(e)
The Purchaser and each Originator waives any rights they may have to challenge the validity of any Electronic Data on the grounds that it was prepared and/or sent and/or received only in electronic form.

(f)
The copyright and all other rights in the Purchaser's website and any Software the Purchaser or its licensors may provide to an Originator to enable an Originator to provide the Purchaser with Electronic Data shall at all times remain vested in the Purchaser or, if the terms of any contract that the Purchaser has with any licensors otherwise specifies, in such licensors.  Each Originator may use the Software for the purpose of providing the Purchaser with Electronic Data only and must not copy any Software or any other such materials without the Purchaser's prior written consent, except that an Originator may make one copy of any Software provided to it for operational back-up purposes.

(g)
Upon termination or suspension of this Agreement or of the Facilities for any reason, each Originator must as soon as reasonably practicable return to the Purchaser any Software and any other documentation or property of the Purchaser or supplied by the Purchaser pursuant to this clause.

(h)	If any party to this Agreement uses an intermediary to transmit, log or process Electronic Data, that party shall be responsible to the other party for such intermediary's acts and omissions.

26.	DATA PROTECTION AND DISCLOSURE OF INFORMATION, ITALIAN TRANSPARENCY RULES

26.1	Data collection and storage

The Purchaser hereby notifies the Obligors and any individuals who are its directors, partners or shareholders of the Purchaser's intention, where it considers it necessary (other than where otherwise agreed between the Purchaser and an Originator pursuant to a Receivables Purchase Agreement, in which case the latter document shall (for the purpose of this Clause only) prevail), to:

(a)
store and process information about such individuals on its computers (and on the computers of any other company in the group consisting of the Purchaser and the Purchaser's worldwide group of Subsidiaries and affiliated companies (each a group company) and in any other way; this will be used by the Purchaser (and the other group companies) for credit or financial assessments preventing money laundering, fraud or other wrongdoing, making payments, recovering monies, training, preparing statistics and protecting the interests of the Purchaser or group company; group companies to which the Purchaser may transfer information may be outside the EEA, particularly in the USA, where the level of data protection may not be equivalent to that in the member states of the European Union; however any such transfer will be on the basis that each group company will always keep control of the information within the terms of this notice;

(b)
search such individuals' records at a credit reference agency of its choice, which may show searches made and information given by other businesses; details of the Purchaser's searches will be kept by such agency and may be seen by other organisations that make searches with the agency; such individuals may obtain details of the credit reference agencies and other third parties from whom the Purchaser obtains and to whom the Purchaser may give information about them by calling the Purchaser and asking for the Data Protection Officer whose details are set out in this Agreement; such individuals have a legal right to these details; such individuals can also obtain a copy of the information the Purchaser holds about them by writing to its data protection officer at its address and contact details set out in this Agreement;

(c)
search such individuals' record with a fraud prevention agency; if at any time they give the Purchaser false information or procure the giving of false information to the Purchaser and the Purchaser suspects fraud, it will record this;

(d)
give information about such individuals to (i) any of companies for the purposes stated in (a) above; (ii) any potential guarantor of any Originator's obligations to the Purchaser so it can assess such obligations; (iii) the Originators' bankers, auditors, accountants or other advisers acting for it, so that they can carry out their services; (iv) people who provide a service to the Purchaser (including insurers, legal and tax advisers) or are acting as the Purchaser's agents so they can carry out their services; (v) anyone to whom the Purchaser may assign, transfer or sub-participate its rights and duties under the Facilities (or any agent) to facilitate such assignment, transfer or sub-participation; (vi) anyone where the law so allows or the Purchaser has a legal duty of disclosure or needs to protect its interests;

(e)	collect, use and dispose of historical credit performance data in respect of each Debtor for statistical purposes; and

(f)	monitor and/or record telephone conversations with such individuals and the Originators for training and/or security purposes;

provided that the information referred to above may not be disclosed to any entity or individual for any other purpose than as required by applicable laws, regulations or the Purchaser's risk management policies.

26.2	Originator's declaration1

Each Originator hereby confirms and declares that for the purpose of the data protection notice provisions set out in Clause 26.1 (Data collection and storage):

(a)
the Purchaser is expressly authorised, subject to the applicable Data Protection Regulations, to seek any further information that it may require from any source, including banks, in order to process and operate this Agreement and the relevant Receivables Purchase Agreement;

1	Previous clause 26.2 (Italian Transparency Rules) to be inserted in the Obligor Accession Deed for the Italian Originator.

(b)
that it and any individuals who are directors, partners, shareholders or proprietors of it or of any member of the Group have received, read and understood the data protection notice provisions set out in Clause 26 (Data Protection and Disclosure of Information).  Such Originator on behalf of itself and such other persons, irrevocably consents to the collection and transfer to the Purchaser of information about such Originator and such persons and the stated processing and uses the Purchaser will make of it, including its transfer to others, subject to any applicable regulation and local law requirements; and

(c)	that it is irrevocably authorised by the individuals to whom the data protection notice provisions apply to give this confirmation.

27.	NOTICES

27.1	In writing

(a)
Any communication in connection with a Facility Document must be in writing and, unless otherwise stated, may be given in person, by post, fax, e-mail or any other electronic communication approved by the Purchaser.

(b)	For the purpose of the Facility Documents, an electronic communication will be treated as being in writing and a document.

27.2	Contact details

(a)
Except as provided below, the contact details of each Party for all communications in connection with the Facility Documents are those notified by that Party for this purpose to the other Party on or before the date it becomes a Party.

(b)	Any written notice from a Party to another Party may be given or served by delivering it at or posting it to:

(i)	such address advised to and acknowledged by the Purchaser as being effective for the purposes of the Facility Documents; or

(ii)	such Obligor's registered office; or

(iii)	the address last known to the Purchaser at which such Obligor carried on business;

by handing it to any officer of such Obligor.

(c)	The contact details of each of the Parent, the French originator, the English originator, the German Originator, the Italian Originator and the Swiss Originator for this purpose are:

Address:	c/o Chemtura Europe GmbH, Bahnhofplatz, 8500 Frauenfeld, Switzerland

Tel No.	+41(0)52-723-44-00
Fax No:	+41(0)52-723-44-60
Email:	kirk.erstling@chemtura.com

For the attention of:	Kirk Erstling

(d)	The contact details of the Purchaser for this purpose are:

Address:	Tour Facto, 18 rue Hoche, 92988 Paris La Défense, France

Tel.:	+33(0)146357078 (Hélène Dubly); +33(0)146357852 (Christine Vadon); +33(0)146356947 (Daniel Villalobos Ruiz)
Fax No.:	00 33 1 46 14 17 04
E-mail:	gefacto-dge2@ge.com

Attention:	Direction des Grandes Entreprises / Large Corporates Department / Hélène Dubly (helene.dubly@ge.com), Christine Vadon (christine.vadon@ge.com), Daniel Villalobos Ruiz (daniel.villalobosruiz@ge.com)

(e)	Any Party may change its contact details by giving five Business Days notice to the Purchaser.

(f)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

27.3	Effectiveness

(a)	Any communication in connection with a Facility Document will be deemed to be given as follows:

(b)	if delivered in person, at the time of delivery;

(i)	if posted, when received;

(ii)	if by fax, when received in legible form;

(iii)	if by e-mail or any other electronic communication, when received in legible form; and

(iv)	if by posting to an electronic website, at the time of posting or (if the relevant recipient did not at such time have access to such website) the time at which such recipient is given access.

(c)
A communication given under paragraph (a) above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

27.4	Obligors

(a)	All communications under the Facility Documents to an Obligor (other than the Parent) may be sent through the Parent.

(b)	Each Obligor (other than the Parent) irrevocably appoints the Parent to act as its agent:

(i)	to give and receive all communications under the Facility Documents;

(ii)	to supply all information concerning itself to the Purchaser;

(iii)	to agree and sign all documents under or in connection with the Facility Documents without further reference to the other Obligors;

(iv)	to sign each Request on its behalf; and

(v)	for service of process with respect to any legal proceedings brought before any French court,

(c)
The Parent shall be exempted from any applicable restrictions on multiple representation and self-contracting (including the restrictions set forth in section 181 of the German Civil Code (Bürgerliches Gesetzbuch)).

(d)	Any communication given to the Parent in connection with a Facility Document will be deemed to have been given also to the other Obligors.

(e)	The Purchaser may assume that any communication made by the Parent is made with the consent of each other Obligor.

27.5	Authority to act

The Purchaser may accept and act upon any information which on the face of it is sent by an Obligor even though it may not originate from such Obligor or the sender had no authority to send it.

28.	DEMANDS AND NOTIFICATION BINDING

Any demand notification or certificate given by the Purchaser to any Obligor in writing and signed by a duly authorised officer of the Purchaser specifying any commissions and fees or any amounts due and payable or any account balance under or in connection with any provision of the Facility Documents shall (in the absence of manifest error) be conclusive and binding upon that Obligor and in any proceedings against that Obligor shall be prima facie evidence of such rate of interest or amounts so due and payable.

29.	WAIVERS AND EXCLUSION OF LIABILITY

(a)
No failure or delay by the Purchaser in exercising any right, power or privilege under any Facility Document shall operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or prejudice any other or further exercise by the Purchaser of any of its rights or remedies under any Facility Document.  Such rights and remedies are cumulative and not exclusive of any right or remedy provided by law.

(b)
The Purchaser shall not be liable to any member of the Group for any consequential, secondary or indirect loss, injury or damage or any loss of or damage to goodwill, profits or anticipated savings (however caused) (save to any extent caused by the fraud or gross negligence of any of its officers or from liability for personal injury or death caused by its negligence).

(c)	The Purchaser shall not be liable for any loss, injury, damage or any failure to comply, or any delay in complying with its obligations hereunder, which is caused directly or indirectly by:

(i)
downtime, unavailability, failure or malfunction of the Purchaser's website, any computer hardware, equipment, any software, or of any telephone line or other communication system, service, link or equipment, whether the Purchaser's property or an Originator's property or that of any network provider or of any other party;

(ii)	any error, discrepancy or ambiguity in any Electronic Data.

30.	GOVERNING LAW

This Agreement is governed by French law.

31.	ENFORCEMENT

31.1	Jurisdiction

(a)	The Paris Commercial Court (Tribunal de commerce de Paris) has exclusive jurisdiction to settle any dispute in connection with this Agreement.

(b)	This Clause is for the benefit of the Purchaser only. To the extent allowed by law, the Purchaser may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

31.2	Waiver of immunity

Each Obligor irrevocably and unconditionally, to the fullest extent permitted by law:

(a)	agrees not to claim any immunity from proceedings brought by the Purchaser against it in relation to a Facility Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement in six (6) original copies.

SCHEDULE 1

OBLIGORS

PART 1

ORIGINATORS

Name of Originator	Country of incorporation	Registration No. (or equivalent, if any)

Chemtura Sales France SAS.	France	422 401 711

Chemtura Sales UK Limited	England	03447394

Chemtura Sales Germany GmbH	Germany	HRB 16949 (Traunstein)

Chemtura Europe GmbH	Switzerland	CH-440.4.002.948-2

PART 2

GUARANTORS

Name of Guarantor	Country of incorporation	Registration No. (or equivalent, if any)

Great Lakes Holding (Europe) AG	Switzerland	CH-440.3.012.419-3

Chemtura Sales France SAS.	France	422 401 711

Chemtura Sales UK Limited	England	03447394

Chemtura Sales Germany GmbH	Germany	HRB 16949 (Traunstein)

Chemtura Europe GmbH	Switzerland	CH-440.4.002.948-2

SCHEDULE 2

CONDITIONS PRECEDENT TO THE START DATE

PART 1

GENERAL CONDITIONS PRECEDENT

No	Item

1.	Fees

Evidence that all fees and expenses (including the Purchaser's legal fees) then due and payable by the Parent for itself and on behalf of each Originator under the Facility Documents have been paid.

2.	Facility Documents

The Master Agreement duly executed.

The Fee Letter duly executed.

3.	Other documents and factual matters

(a)	The Structure Chart

(b)
A certificate from the management of Chemtura Corporation confirming (i) non-contravention of the Facility Documents with the Group's existing financing agreements and (ii) that the Group's existing agreements do not create any pledge, lien, charge, assignment or other security interest having a similar effect with respect to the Transferred Debt (together with evidence satisfactory to the Purchaser of the absence of any security interest over the Transferred Debt)

(c)	Evidence satisfactory to the Purchaser that all Collection Accounts have been opened.

(d)	List and details of the Account Bank's branch in which each Collection Account is held.

(e)	A certified copy of the Collection Account Procedures

(f)	A list of any Security Interest over any of the Obligor's assets as at the date of this Agreement in accordance with Clause 11.4 (b) of the Master Agreement.

(g)	A list of credit institutions in which each of the Obligors has bank accounts opened in its name.

4.	Financial

The Original Financial Statements.

PART 2

CONDITIONS PRECEDENT REGARDING THE PARENT

No	Item

1.	Constitutional documents and authorisations

(a)
A copy of the constitutional documents of the Parent including an up-to-date certified excerpt (extrait du registre de commerce) from the commercial register of the Canton of Thurgovie and an up-to-date copy of its articles of association (statuts).

(b)	A copy of the resolutions of the board of directors of the Parent:

(i)
approving the terms of, and the transactions contemplated by the Facility Documents to which it is a party (including expressly authorising the guarantee set out in Clause 8 (Guarantee and Indemnity)) and resolving that it execute and perform the Facility Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Facility Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons on its behalf, to sign and/or despatch all documents and notices (including any notifications) to be signed and/or despatched by it under or in connection with the Facility Documents to which it is a party.

(c)
A copy of a resolution of the general meeting of shareholders of the Parent approving the terms of, and the transactions contemplated by the Facility Documents to which it is a party (including expressly authorising the guarantee set out in Clause 8 (Guarantee and Indemnity)) and resolving that it execute and perform the Facility Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (d) above in relation to the Facility Documents and related documents.

(e)
A certificate of an authorised signatory of the Parent certifying that each copy document specified in this paragraph 1 is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the date on which all of the condition precedents to be provided by the Parent have been satisfied and confirming that guaranteeing the Facilities would not breach any guaranteeing limit binding on it..

2.	Other documents

(a)
A certificate from the management of the Parent providing at the Start Date, (i) the amount owed by each Obligor to each Debtor/Supplier in accordance with Initial Debtor/Supplier Amount definition and (ii) the amount of the rebates granted by each Obligor to its Debtors in accordance with Initial Rebate Reserve Amount definition.

(b)	Evidence satisfactory to the Purchaser of compliance by the Parent with all know your customer requirements.

No	Item

3.	Legal opinions

(a)	Legal opinion of counsel of the Purchaser in respect of validity and enforceability of the Facility Documents, addressed to the Purchaser.

(b)	Legal opinion of counsel of the Parent relating to the capacity of the Parent to enter into the Facility Documents, addressed to the Purchaser.

4.	Fees

Evidence that all fees and expenses (including the Purchaser's legal fees) then due and payable by the Parent under the Facility Documents have been or will be paid on or before the applicable Start Date.

PART 3

CONDITIONS PRECEDENT REGARDING THE ENGLISH ORIGINATOR

No	Item

1.	Constitutional documents and authorisations

(a)
A copy of the constitutional documents of the English Originator conferring on it the corporate capacity required to enter into and effect the transactions contemplated by the Facility Documents to which it is a party.

(b)
A copy of the resolutions of the board of directors (or, if applicable, a duly established committee of the board (together with a copy of the resolutions appointing such committee)) of the English Originator:

(i)
confirming that utilising the relevant Facility in full and guaranteeing the Facilities would not breach any borrowing or guaranteeing limit binding on it (to be included in the certificate as per paragraph 1(e));

(ii)
approving the terms of, and the transactions contemplated by the Facility Documents to which it is a party (including expressly authorising the guarantee set out in Clause 8 (Guarantee and Indemnity)) and resolving that it execute and perform the Facility Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Facility Documents to which it is a party on its behalf;

(iv)
authorising a specified person or persons on its behalf, to sign and/or despatch all documents and notices (including any notifications) to be signed and/or despatched by it under or in connection with the Facility Documents to which it is a party.

(c)
A copy of a resolution signed by all of the holders of the issued or allotted shares in the English Originator approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Facility Documents.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Facility Documents and related documents.

(e)
A certificate of an authorised signatory of the English Originator certifying that each copy document specified in this paragraph 1 is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the date on which all of the condition precedents to be provided by the English Originator have been satisfied.

(f)	Power of attorney

No	Item

2.	Facility Documents

The English Receivables Purchase Agreement.

3.	Security Documents

The Charge over Debts and Collection Account together with all notices and acknowledgements thereunder.

Pledge over Collection Account governed by Dutch law together with all notices and acknowledgement thereunder.

4.	Other documents and factual matters

(a)	Pre-funding audit of the English Originator satisfactory to the Purchaser.

(b)	Evidence that where applicable any Debtor that pays by means of electronic transmission has been advised of the applicable Collection Account details for the payment of remittances.

(c)	Provision of a list of all the Debtors together with their GE agreed identification number.

(d)	Approval by the Purchaser of the English Originator's Credit and Collection Procedures and debt collection policy manual.

(e)	Sight and satisfaction by the Purchaser with the major written contracts between the English Originator and its Debtors.

(f)	Evidence satisfactory to the Purchaser of compliance by the English Originator with all know your customer requirements.

(g)	Approval by the Purchaser of the English Originator's IT and electronic systems required for the operation of the English Facilities.

(h)	The Initial Rebate Reserve Letter in respect of the English Originator.

(i)	Letter from the English Originator's bank indicating the details of a bank account to which all Funding amounts shall be credited by the Purchaser.

5.	Legal opinions

(a)	Legal opinion of counsel of the Purchaser in respect of the laws of England and Wales relating to the validity and enforceability of the Facility Documents, addressed to the Purchaser.

(b)
Legal opinion of counsel of the English Originator in respect of the laws of England and Wales relating to the capacity of the English Originator to enter into the Facility Documents, addressed to the Purchaser.

No	Item

6.	Fees

Evidence that all fees and expenses (including the Purchaser's legal fees) then due and payable by the English Originator under the Facility Documents have been or will be paid on or before the applicable Start Date.

PART 4
CONDITIONS PRECEDENT REGARDING THE FRENCH ORIGINATOR

No	Item

1.	Constitutional documents and authorisations

(a)
A certified copy of the by-laws (Statuts) of the French Originator conferring on the French Originator the corporate capacity required to enter into and effect the transactions contemplated by the Facility Documents.

(b)	An original copy of the K-bis extract (extrait K-bis)of the French Originator dated no later than one month prior to the execution of this Agreement.

(c)
An original copy of a solvency certificate (certificat de non faillite) issued by the relevant Trade and Company Registry in relation with the French Originator dated no later than two weeks prior to the execution of this Agreement.

(d)
A copy of a resolution of the board of directors or, as applicable, of the shareholders of the French Originator (including expressly authorising the guarantee set out in Clause 8 (Guarantee and Indemnity)).

(i)
confirming that utilising the relevant Facility in full and guaranteeing the Facilities would not breach any borrowing or guaranteeing limit binding on it (to be included in the certificate as per paragraph 1(f));

(ii)
approving the terms of, and the transactions contemplated by the Facility Documents to which it is a party (including expressly authorising the guarantee set out in Clause 8 (Guarantee and Indemnity)) and resolving that it execute and perform the Facility Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Facility Documents to which it is a party on its behalf;

(iv)
authorising a specified person or persons on its behalf, to sign and/or despatch all documents and notices (including any notifications) to be signed and/or despatched by it under or in connection with the Facility Documents to which it is a party.

(e)
A specimen of the signature of each person authorised on behalf of the French Originator to execute any Facility Document or to sign any document or notice in connection with any Facility Document to which it is a party.

(f)
A certificate of an authorised signatory of the French Originator certifying that each copy document specified in this paragraph 1 is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the date on which all of the condition precedents to be provided by the French Originator have been satisfied.

(g)	Power of attorney

No	Item

2.	Facility Documents

The French Receivables Purchase Agreement

3.	Security Documents

(a)
The assignment of receivables agreement (contrat de cession de créances à titre de garantie) to be entered into between the relevant French Originator as assignor and the Purchaser as beneficiary, pursuant to which such French Originator will assign all its rights against an Account Bank in respect of its Collection Accounts.

(b)	The tripartite agreement to be entered into between the relevant French Originator, the Purchaser and the bank in which the Collection Account of such French Originator is held.

(c)	Pledge over Collection Account governed by English law together with all notices and acknowledgements thereunder.

4.	Other documents and factual matters

(a)	Pre-funding audit of the French Originator satisfactory to the Purchaser.

(b)	Provision of a list of all the Debtors together with their GE agreed identification number.

(c)	Approval by the Purchaser of the French Originator's Credit and Collection Procedures and debt collection policy manual.

(d)	Sight and satisfaction by the Purchaser with the major written contracts between the French Originator and its Debtors.

(e)	Evidence satisfactory to the Purchaser of compliance by the French Originator with all know your customer requirements.

(f)	Approval by the Purchaser of the French Originator's IT and electronic systems required for the operation of the French Facility.

(g)	The Initial Rebate Reserve Letter in respect of the French Originator

(h)	Letter from the French Originator's bank indicating the details of a bank account to which all Funding amounts shall be credited by the Purchaser.

5.	Legal opinions

(a)	Legal opinion of counsel of the Purchaser in respect of the laws of France relating to the validity and enforceability of the Facility Documents, addressed to the Purchaser

(b)	Legal opinion of counsel of the French originator in respect of the laws of France relating to the capacity of the French Originator to enter into the Facility Documents, addressed to the Purchaser

No	Item

6.	Fees

Evidence that all fees and expenses (including the Purchaser's legal fees) then due and payable by the French Originator under the Facility Documents have been or will be paid on or before the applicable Start Date.

PART 5
CONDITIONS PRECEDENT REGARDING THE GERMAN ORIGINATOR

No	Item

1.	Constitutional documents and authorisations

(a)
A copy of the constitutional documents of the German Originator including an up-to-date certified excerpt (beglaubigter Auszug) from the commercial register (Handelsregister) and an up-to-date copy of its articles of association (Gesellschaftsvertrag).

(b)	A copy a resolution signed by all shareholders of the German Originator:

(i)
approving the terms of, and the transactions contemplated by the Facility Documents to which it is a party (including expressly authorising the guarantee set out in Clause 8 (Guarantee and Indemnity)) and resolving that it executes and performs the Facility Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Facility Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons on its behalf, to sign and/or despatch all documents and notices (including any notifications) to be signed and/or despatched by it under or in connection with the Facility Documents to which it is a party.

(c)
A specimen of the signature of each person authorised on behalf of the German Obligor to execute any Facility Document or to sign any document or notice in connection with any Facility Document to which it is a party.

(d)
A certificate of an authorised signatory of the German Originator certifying that each copy document specified in this paragraph 1 is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the date on which all of the condition precedents to be provided by the German Originator have been satisfied.

(e)	Power of attorney

2.	Facility Documents

The German Receivables Purchase Agreement

3.	Security Documents

(a)	Account pledge agreement governed by German law over Collection Account held in Germany together with all notices and acknowledgment thereunder.

(b)	Account pledge agreement governed by English law over Collection Account held in the UK together with all notices and acknowledgment thereunder.

No	Item

4.	Other documents and factual matters

(a)	Pre-funding audit of the German Originator satisfactory to the Purchaser.

(b)	Evidence that where applicable each Debtor that pays by means of electronic transmission has been advised of the applicable Collection Account details for the payment of remittances.

(c)	Provision of a list of all the Debtors together with their GE agreed identifcation number.

(d)	Approval by the Purchaser of each German Originator's Credit and Collection Procedures and debt collection policy manual.

(e)	Sight and satisfaction by the Purchaser with the major written contracts between the German Originator and its Debtors.

(f)	Evidence satisfactory to the Purchaser of compliance by the German Originator with all know your customer requirements.

(g)	Approval by the Purchaser of the German Originator's IT and electronic systems required for the operation of the German Facility.

(h)	The Initial Rebate Reserve Letter in respect of the German Originator

(i)	Letter from the German Originator's bank indicating the details of a bank account to which all Funding amounts shall be credited by the Purchaser.

5.	Legal opinions

(a)	Legal opinion of counsel of the Purchaser in respect of the laws of Germany relating to the validity and enforceability of the Facility Documents, addressed to the Purchaser.

(b)	Legal opinion of counsel of the German Originator in respect of the laws of Germany relating to the capacity of the German Originator to enter into the Facility Documents, addressed to the Purchaser.

6.	Fees

Evidence that all fees and expenses (including the Purchaser's legal fees) then due and payable by the German Originator under the Facility Documents have been or will be paid on or before the applicable Start Date.

PART 6
CONDITIONS PRECEDENT REGARDING THE SWISS ORIGINATOR

No	Item

1.	Constitutional documents and authorisations

(a)
A copy of the constitutional documents of the Swiss Originator including an up-to-date certified excerpt (extrait du registre de commerce) from the commercial register of the Canton of Thurgovie and an up-to-date copy of its articles of association (statuts). Such articles of association shall reflect the necessary amendments to the purpose clause in line with customary provisions allowing for up- and cross-stream undertakings.

(b)	A copy of a quotaholders resolution signed by all quotaholders of the Swiss Originator:

(i)
approving the terms of, and the transactions contemplated by the Facility Documents to which it is a party (including expressly authorising the guarantee set out in Clause 8 (Guarantee and Indemnity)) and resolving that it executes and performs the Facility Documents to which it is a party;

(c)	A copy of a management board resolution signed by all members of the management board:

(i)
approving the terms of, and the transactions contemplated by the Facility Documents to which it is a party (including expressly authorising the guarantee set out in Clause 8 (Guarantee and Indemnity)) and resolving that it executes and performs the Facility Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Facility Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons on its behalf, to sign and/or despatch all documents and notices (including any notifications) to be signed and/or despatched by it under or in connection with the Facility Documents to which it is a party.

(d)
A specimen of the signature of each person authorised on behalf of the Swiss Obligor to execute any Facility Document or to sign any document or notice in connection with any Facility Document to which it is a party.

(e)
A certificate of an authorised signatory of the Swiss Originator certifying that each copy document specified in this paragraph 1 is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the date on which all of the condition precedents to be provided by the Swiss Originator have been satisfied.

2.	Facility Documents

The Swiss Receivables Purchase Agreement

No	Item

3.	Security Documents

(a)	Account pledge agreement over Collection Account governed by Dutch law together with all notices and acknowledgment thereunder.

(b)	Account pledge agreement over Collection Account governed by English law together with all notices and acknowledgment thereunder.

4.	Other documents and factual matters

(a)	Pre-funding audit of the Swiss Originator satisfactory to the Purchaser.

(b)	Evidence that where applicable each Debtor that pays by means of electronic transmission has been advised of the applicable Collection Account details for the payment of remittances.

(c)	Provision of a list of all the Debtors together with (where applicable) their GE agreed identification number.

(d)	Approval by the Purchaser of the Swiss Originator's Credit and Collection Procedures and debt collection policy manual.

(e)	Sight and satisfaction by the Purchaser with the major written contracts between the Swiss Originator and its Debtors.

(f)	Evidence satisfactory to the Purchaser of compliance by the Swiss Originator with all know your customer requirements.

(g)	Approval by the Purchaser of the Swiss Originator's IT and electronic systems required for the operation of the Swiss Facility.

(h)	The Initial Rebate Reserve Letter in respect of the Swiss Originator

(i)	Receipt by the Purchaser of a tax ruling from the Swiss tax authorities as to the withholding and stamp taxes treatment of the Swiss Facility in a form and substance satisfactory to it.

(j)	Letter from the Swiss Originator's bank indicating the details of a bank account to which all Funding amounts shall be credited by the Purchaser.

5.	Legal opinions

(a)	Legal opinion of counsel of the Purchaser in respect of the laws of Switzerland relating to the validity and enforceability of the Facility Documents, addressed to the Purchaser.

(b)
Legal opinion of counsel of the Swiss Originator in respect of the laws of Switzerland relating to the capacity of the Swiss Originator to enter into the Facility Documents, addressed to the Purchaser.

No	Item

6.	Fees

Evidence that all fees and expenses (including the Purchaser's legal fees) then due and payable by the Swiss Originator under the Facility Documents have been or will be paid on or before the applicable Start Date.

PART 7
CONDITIONS PRECEDENT TO THE ADDITIONAL START DATE RELATING TO THE ITALIAN ORIGINATOR

No	Item

1.	Constitutional documents and authorisations

(a)	A copy of the articles of association of the Italian Originator.

(b)	A copy of the deed of incorporation of the Italian Originator.

(c)	An up-to-date extract of the registration of the Italian Originator in the Trade Register of the Chamber of Commerce.

(d)	A copy of the resolutions of the managing board of the Italian Originator:

(i)
confirming that utilising the relevant Facility in full and guaranteeing the Facilities would not breach any borrowing or guaranteeing limit binding on it (to be included in the certificate as per paragraph 1(f));

(ii)
approving the terms of, and the transactions contemplated by the Facility Documents to which it is a party (including expressly authorising the guarantee set out in the Italian Obligor Accession Deed) and resolving that it execute and perform the Facility Documents to which it is a party;

(iii)	authorising a specified person or persons to execute the Facility Documents to which it is a party on its behalf;

(iv)
authorising a specified person or persons on its behalf, to sign and/or despatch all documents and notices (including any notifications) to be signed and/or despatched by it under or in connection with the Facility Documents to which it is a party.

(e)
A specimen of the signature of each person authorised by the resolution referred to in paragraph (d) above in relation to the Facility Documents and related documents and a certified copy of their identity card or passport.

(f)
A certificate of an authorised signatory of the Italian Originator certifying that each copy document specified in this paragraph 1 is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the Start Date.

(g)
A certificate (certificato di vigenza con dicitura di non fallimento) issued by the competent Registro delle Imprese in respect of the Italian Originator dated no earlier than 5 (five) Business Days prior to the date of the Italian Obligor Accession Deed.

(h)
A certificate issued by the bankruptcy section of the competent Court stating that the Italian Originator is not subject to any Insolvency Proceeding dated no earlier than 10 (ten) Business Days prior to the date of the Italian Obligor Accession Deed.

No	Item

2.	Facility Documents

The Italian Receivables Purchase Agreement.

3.	Other documents and factual matters

(a)	Pre-funding audit of the Italian Originator satisfactory to the Purchaser.

(b)	Evidence that where applicable each Debtor that pays by means of electronic transmission has been advised of the applicable Collection Account details for the payment of remittances.

(c)	Provision of a list of all the Debtors together with their GE agreed identification number.

(d)	Approval by the Purchaser of the Italian Originator's Credit and Collection Procedures and debt collection policy manual.

(e)	Sight and satisfaction by the Purchaser with the major written contracts between the Italian Originator and its Debtors.

(f)	Evidence satisfactory to the Purchaser of compliance by the Italian Originator with all know your customer requirements.

(g)	Approval by the Purchaser of the Italian Originator's IT and electronic systems required for the operation of the Italian Facility.

(h)	The Initial Rebate Reserve Letter in respect of the Italian Originator.

4.	Legal opinions

(a)
Legal opinion of counsel of the Purchaser in respect of the laws of Italy relating to validity and enforceability of the Facility Documents to which the Italian Obligor is a party, addressed to the Purchaser.

(b)	Legal opinion of counsel of the Italian Originators in respect of the laws of Italy relating to the capacity of the Italian Originator to enter into the Facility Documents, addressed to the Purchaser.

5.	Fees

Evidence that all fees and expenses (including the Purchaser's legal fees) then due and payable by the Italian Originator under the Facility Documents have been or will be paid on or before the applicable Start Date.

SCHEDULE 3
VOLUNTARY TERMINATION NOTICE

From: [Purchaser] / [Parent]

To: [Parent] / [Purchaser]

[Place] on [date]

Re: Voluntary Termination Notice

We refer to the master agreement dated 26 October 2011 between among others GE Factofrance as Purchaser and Great Lakes Holding (Europe) AG (the Master Agreement).

This is a Voluntary Termination Notice.  Terms defined in the Master Agreement have the same meaning when used in this Voluntary Termination Notice unless given a different meaning in this Voluntary Termination Notice.

In accordance with article 15.1 (Termination) of the Master Agreement, we hereby inform you that the Facility granted to [●] as [●] Originator shall be terminated on [●] (the Termination Date).

Yours faithfully

[the Purchaser]/[the Parent]
By: [●]

SCHEDULE 4

FORM OF OBLIGOR ACCESSION DEED

To:      the Purchaser

From:  Great Lakes Holding (Europe) AG as the Parent and [Proposed Originator/Proposed Guarantor]

Date:      [●]

Master Agreement between, among others, Great Lakes Holding (Europe) AG as the Parent and the Purchaser dated 26 October 2011 (the Agreement)

We refer to the Agreement.  Terms defined in the Agreement shall have the same meaning when used in this deed.  This is an Obligor Accession Deed.

[Name of company] of [address/registered office] agrees to become an [Additional Originator/Additional Guarantor]and to be bound by the terms of the Agreement as an [Additional Originator/Additional Guarantor];

The Repeating Representations under the Master Agreement applicable to the Parent and an [Additional Originator/Additional Guarantor] are correct on the date of this Obligor Accession Deed by reference to the facts and circumstances existing at the date of this Obligor Accession Deed.

It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

This Obligor Accession Deed has been executed and delivered as a deed on the date stated at the beginning of this Obligor Accession Deed and is governed by English law.

EXECUTED as a DEED by:

Great Lakes Holding (Europe) AG
As the Parent acting by:

by:

The [Additional Originator/Additional Guarantor]acting by:

SCHEDULE 5

LIST OF COUNTRIES

ANDORRA	LITHUANIA

ARGENTINA	LUXEMBOURG

ARUBA	MALAYSIA

AUSTRALIA	MALTA

AUSTRIA	MAURITIUS

BAHAMAS	MEXICO

BELGIUM	MONACO

BRAZIL	MOROCCO

BRUNEI DARUSSALAM	NETHERLANDS

BULGARIA	NEW ZEALAND

CANADA	NORWAY

CHANNEL ISLANDS	PERU

CHILE	POLAND

COSTA RICA	PORTUGAL AZORES MADEIRA

CROATIA	ROMANIA

CYPRUS	RUSSIA

CZECH REPUBLIC	SAN MARINO

DENMARK	SINGAPORE

ESTONIA	SLOVAKIA

FINLAND	SLOVENIA

FRANCE & O. DPTS & TERRIT.	SOUTH AFRICA

GERMANY	SOUTH KOREA

GREECE	SPAIN

HONG KONG	SWEDEN

HUNGARY	SWITZERLAND

ICELAND	TAIWAN

INDIA	THAILAND

IRELAND AND NORTH IRELAND	TUNISIA

ITALY	TURKEY

JAPAN	UNITED KINGDOM

LATVIA	USA

LICHTENSTEIN

SCHEDULE 6
VALUE DATES RELATING TO PAYMENTS MADE FROM A CURRENT ACCOUNT OR TO AN
OFFSET AND ADJUSTMENT ACCOUNT

1.	PAYMENTS FROM A CURRENT ACCOUNT

Payment type	Value date

Wire transfer to the Obligor	Issue date

2.	PAYMENTS TO AN OFFSET AND ADJUSTMENT ACCOUNT

Payment type	Value date

Bank or postal wire transfer	Date on which the payment is recorded by the Purchaser

Foreign wire transfer	Date on which the payment is recorded by the Purchaser

SIGNATORIES
The Parent

SIGNED by GREAT LAKES HOLDING (EUROPE) AG,
By:

The Obligors

SIGNED by CHEMTURA SALES UK LIMITED
By:

SIGNED by CHEMTURA SALES FRANCE SAS
By:

SIGNED by CHEMTURA SALES GERMANY GMBH
By:

SIGNED by CHEMTURA EUROPE GMBH
By:

The Purchaser

SIGNED by GE FACTOFRANCE
By: